 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Checkmate Pharmaceuticals, Inc.
at
$10.50 Per Share
by
Scandinavian Acquisition Sub, Inc.
a wholly owned subsidiary of
Regeneron Pharmaceuticals, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
THE END OF THE DAY, ONE MINUTE AFTER 11:59 P.M. EASTERN TIME
ON FRIDAY, MAY 27, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Scandinavian Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation (which we refer to as “Regeneron”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0001 per share (which we refer to as the “Shares”), of Checkmate Pharmaceuticals, Inc., a Delaware corporation (which we refer to as “Checkmate” or the “Company”), at a price of $10.50 per Share, to be paid to the seller in cash, without interest, subject to reduction for any applicable withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 18, 2022 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Regeneron, Purchaser and Checkmate. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Checkmate (which we refer to as the “Merger”) without a vote of the stockholders of Checkmate in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Checkmate continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Checkmate, Regeneron or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive $10.50 per Share in cash, without interest, subject to reduction for any applicable withholding taxes. As a result of the Merger, Checkmate will cease to be a publicly traded company and will become a wholly owned subsidiary of Regeneron. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Alternatively, within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division of the Department of Justice or the Federal Trade Commission pursuant to 15 USC §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Checkmate, by providing written notice to Checkmate (which we refer to as a “Meeting Election”), require Checkmate to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC a proxy statement in preliminary form related to a meeting of the stockholders of Checkmate (which we refer to as the “Checkmate Stockholder Meeting”) (which we refer to as, together with any amendments thereof or supplements thereto, the “Merger Proxy Statement”). If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer (which we refer to as an “Offer Termination”), and Checkmate shall prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders; provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (the ‘‘Termination Condition’’) and (B) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the Regulatory Condition to the Offer (as defined below); and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, one minute after 11:59 p.m., Eastern Time, on Friday, May 27, 2022 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. The “Regulatory Condition to the Offer” requires that any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated. The “Governmental Authority Condition to the Offer’’ requires that there has not been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger, and no legal requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Board of Directors of Checkmate has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Checkmate and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Checkmate of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if an Offer Termination has not occurred, the Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Checkmate (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Checkmate’s stockholders held for such purpose and any adjournment or postponement thereof (the “Checkmate Board Recommendation”).
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
May 2, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, Inc., in its capacity as depository and paying agent for the Offer (which we refer to as the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 717-3922
Banks and Brokers may call collect: (212) 750-5833

i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Regeneron and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Checkmate contained herein and elsewhere in the Offer to Purchase has been provided to Regeneron and Purchaser by Checkmate or has been taken from or is based upon publicly available documents or records of Checkmate on file with the SEC or other public sources at the time of the Offer. Regeneron and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0001 per share, of Checkmate Pharmaceuticals, Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of Checkmate common stock.
Price Offered Per Share
$10.50 per Share, to be paid to the seller in cash, without interest, subject to reduction for any applicable withholding taxes (which we refer to as the “Offer Price”).
Scheduled Expiration of Offer
At the end of the day, one minute after 11:59 p.m., Eastern Time, on Friday, May 27, 2022, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Purchaser
Scandinavian Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation.
Who is offering to purchase my shares?
Scandinavian Acquisition Sub, Inc., or “Purchaser,” a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Checkmate. See the “Introduction” and Section 8 — “Certain Information Concerning Regeneron and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Regeneron. We use the term “Regeneron” to refer to Regeneron Pharmaceuticals, Inc. alone, the term “Purchaser” to refer to Scandinavian Acquisition Sub, Inc. alone and the terms “Checkmate” and the “Company” to refer to Checkmate Pharmaceuticals, Inc. alone. We use the term “Acquired Corporation” to refer to each of Checkmate and its subsidiary, and we refer to Checkmate and its subsidiary, collectively, as the “Acquired Corporations.”
What are the classes and amounts of securities sought in the Offer?
We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?
We are making the Offer because we want to acquire control of, and the entire equity interest in, Checkmate. If the Offer is consummated, pursuant to the Merger Agreement, Regeneron intends as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time (as defined below) to cause Purchaser to consummate the Merger (as defined below). Upon consummation of the Merger (as defined below), Checkmate would cease to be a publicly traded company and would be a wholly owned subsidiary of Regeneron.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $10.50 per Share, to be paid to the seller in cash, without interest, subject to reduction for any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. Regeneron, Purchaser and Checkmate have entered into an Agreement and Plan of Merger, dated as of April 18, 2022 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Checkmate (which we refer to as the “Merger”). If the conditions to the Offer (including the Minimum Condition) are satisfied and we consummate the Offer, we intend to effect the Merger without any vote or other action by the stockholders of Checkmate pursuant to Section 251(h) of the DGCL.
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions to the Offer.”
Will you have the financial resources to make payment?
Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Regeneron and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the payment in respect of outstanding in-the-money stock options and to provide funding for the Merger (including related fees and expenses) is approximately $250 million. Regeneron and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither Regeneron nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash;

•
the Offer is not subject to any financing condition;

•
Regeneron has and will have sufficient funds to purchase all Shares tendered pursuant to the Offer; and

•
if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).

How long do I have to decide whether to tender my Shares in the Offer?
You will have until the end of the day, one minute after 11:59 p.m., Eastern Time, on Friday, May 27, 2022, unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the terms of the Merger Agreement, as the “Expiration Date”) or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.
The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended.
If, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, Purchaser may, in its discretion (and without the consent of Checkmate or any other Person), extend the Expiration Date of the Offer on one or more occasions, for an extension period of up to ten (10) business days per extension to permit such Offer Condition to be satisfied.
Subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, if, as of the then-scheduled Expiration Date, any Offer Condition (other than (x) the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and (y) the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, upon Checkmate’s written request, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer for successive extension periods of ten (10) business days per extension, to permit such Offer Condition to be satisfied.
If, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived, at the written request of Checkmate, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer on up to two (2) occasions for an additional period of up to ten (10) business days per extension, to permit the Minimum Condition to be satisfied.
Purchaser must, and Regeneron must cause Purchaser to, extend the Offer from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market (“Nasdaq”) applicable to the Offer.
In no event will Purchaser: (1) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and the End Date (as defined below) (we refer to such earlier occurrence as the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Checkmate. Each of the extensions contemplated above is subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination. Except (i) as provided in Section 1.1(d) of the Merger Agreement, (ii) in the event that the Merger Agreement is terminated pursuant to Section 8 of the Merger Agreement or (iii) if Purchaser is not obligated to extend the Offer as provided in Section 1.1(c) of the Merger Agreement, Purchaser must not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Date without the prior written consent of Checkmate.

Either Checkmate or Regeneron may terminate the Merger Agreement, at any time prior to the time Purchaser accepts the Shares tendered pursuant to the Offer for payment (or if an Offer Termination (as defined below) has occurred, prior to the consummation of the Merger (which we refer to as the “Closing”)), if the Closing has not occurred in accordance with the terms of the Merger Agreement on or prior to midnight, Eastern Time, on October 18, 2022, which date, if an Offer Termination has not occurred, (1) will automatically be extended to January 18, 2023 if as of midnight Eastern Time on October 18, 2022, all of the Offer Conditions other than the Minimum Condition (as defined below), the Regulatory Condition to the Offer (as defined below) and the Governmental Authority Condition to the Offer (as defined below) (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived and (2) will automatically be extended to April 18, 2023 if as of 11:59 p.m. Eastern time, January 18, 2023, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived (such date, as it may be automatically extended, or as it may be automatically extended pursuant to the Merger Agreement if an Offer Termination has occurred, we refer to as the “End Date”).
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Broadridge Corporate Issuer Solutions, Inc., which is the depository and paying agent for the Offer (which we refer to as the “Depository”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (which we refer to as the “Offer Conditions”):
•
there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (which we refer to as the “Minimum Condition”);

•
any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated (which we refer to as the “Regulatory Condition to the Offer”);

•
there is no judgment, temporary restraining order, preliminary or permanent injunction or other order issued by a governmental body of competent jurisdiction and remaining in effect preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger and no legal requirement has been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (which we refer to as the “Governmental Authority Condition to the Offer”);

•
the representations and warranties made by Checkmate in the Merger Agreement are true and correct, subject to the materiality and other qualifications set forth in the Merger Agreement (which we refer to as the “Representations Condition”);

•
Checkmate has complied with or performed in all material respects the covenants or agreements it is required to comply with or perform under the Merger Agreement (which we refer to as the “Obligations Condition”);

•
since the date of the Merger Agreement, there has not been any event, occurrence, development, circumstance, change or effect (which we refer to as an “Effect”) which, individually or in the aggregate, (i) has had a Material Adverse Effect (as defined below) that is continuing as of the scheduled Expiration Date or (ii) would reasonably be expected to have a Material Adverse Effect (which we refer to as, collectively, the “Material Adverse Effect Condition”);

•
Regeneron has received a certificate signed by Checkmate’s Chief Executive Officer and Chief Financial Officer certifying that the Representations Condition, the Obligations Condition, and the Material Adverse Effect Condition have been satisfied; and

•
the Merger Agreement has not been terminated in accordance with its terms (which we refer to as the “Termination Condition”).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. Without the prior written consent of Checkmate, Regeneron and Purchaser are not permitted to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

•
amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law);

•
otherwise amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer, except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

•
provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”);

See Section 15 — “Conditions to the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after June 30, 2022, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
What does the Checkmate Board of Directors think of the Offer?
The Board of Directors of Checkmate has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Checkmate and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Checkmate of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if an Offer Termination has not occurred, the Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Checkmate (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Checkmate’s stockholders held for such purpose and any adjournment or postponement thereof (the “Checkmate Board Recommendation”).
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Checkmate.” We expect that a more complete description of the reasons for the Checkmate Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Checkmate and filed with the SEC and mailed to all Checkmate stockholders.
Have any Checkmate stockholders entered into agreements with Regeneron or any of its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, certain Checkmate stockholders (the “Supporting Stockholders”) have entered into a Tender and Support Agreement, dated as of April 18, 2022, with Regeneron and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 10% of the total outstanding Shares as of April 18, 2022 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. The Supporting Stockholders have also agreed to vote all Shares beneficially owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, and any other matter necessary to consummate such transactions, and not to vote in favor of, or tender their shares into, any competing offer or takeover proposal.
The Support Agreement will terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Regeneron and such Supporting Stockholder and (d) any amendment to the Merger Agreement or the Offer is effected without the Supporting Stockholders’ written consent that deceases the amount, or changes the form of consideration payable to all stockholders of Checkmate pursuant to the terms of the Merger Agreement.
See Section 11 — “The Merger Agreement; Other Agreements — Support Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.
If the Offer is consummated, will Checkmate continue as a public company?
No. Immediately following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Regeneron and the Shares will no longer be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
If we consummate the Offer, and accordingly acquire a number of Shares that, together with the Shares then owned by Regeneron and its affiliates, exceeds the Minimum Condition, then, in accordance with the terms of the Merger Agreement, if an Offer Termination has not occurred, we will complete the Merger without a vote of the stockholders of Checkmate pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
If an Offer Termination has not occurred, under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Checkmate will not be required to vote on the Merger and if the Merger is consummated, will, if they did not otherwise tender their shares and do not otherwise properly demand appraisal rights under the DGCL, receive the same cash consideration, without interest and subject to reduction for any applicable withholding taxes, for their Shares as was payable in the Offer (which we refer to as the “Merger Consideration”). Checkmate stockholders will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate shall prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders related to the Checkmate Stockholder Meeting; provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Checkmate — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”
If the Offer is not completed, will the Merger nevertheless be consummated?
The Merger Agreement provides for an alternative structure that can be utilized by the parties for the acquisition of Checkmate if the Offer cannot be consummated under certain circumstances and the Merger Agreement is not otherwise terminated. Within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division of the Department of Justice or the Federal Trade Commission pursuant to 15 USC §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Checkmate, provide a Meeting Election and require Checkmate to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement. If Regeneron delivers a Meeting Election, Purchaser will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate will prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders. If the Merger Agreement is adopted by holders of at least a majority of outstanding shares entitled to vote thereon at the Checkmate Stockholder Meeting, the Merger may still be completed even if the Offer is not completed. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Section 11 — “The Merger Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On April 18, 2022, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $2.41. On April 29, 2022, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $10.38. The Offer Price represents a premium of approximately 336% over the trading price at which the Shares closed on April 18, 2022, which was the last trading day before the public announcement of the execution of the Merger Agreement.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock (including the Shares).
See Section 6 — “Price Range of Shares; Dividends.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”
What will happen to my stock options in the Offer?
The Offer is made only for Shares and is not made for any stock options. If you wish to tender Shares underlying stock options, you must first exercise such stock option (to the extent exercisable) in accordance with its terms in sufficient time to tender pursuant to the Offer the Shares received upon exercise of such stock option.
The Merger Agreement provides that each compensatory option to purchase Shares (which we refer to as a “Company Option”) that is outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Offer Price (which we refer to as an “In the Money Option”), will be cancelled and converted into the right to receive a cash payment equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price payable per Share under such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting), subject to any required withholding taxes. At the Effective Time, each Company Option other than an In the Money Option that is outstanding and unexercised, whether or not vested, will be cancelled with no consideration payable in respect thereof.
See Section 11 — “The Merger Agreement — Treatment of Equity Awards.”

What are the material U.S. federal income tax consequences of tendering Shares?
The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.
We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated toll-free at (877) 717-3922. Banks and brokerage firms may call collect at (212) 750-5833. Innisfree M&A Incorporated is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of Checkmate:
Scandinavian Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation (which we refer to as “Regeneron”), is offering to purchase, subject to the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0001 per share (which we refer to as the “Shares”), of Checkmate Pharmaceuticals, Inc., a Delaware corporation (which we refer to as “Checkmate” or the “Company”), at a price of $10.50 per Share, to the seller in cash, without interest, subject to reduction for any applicable withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 18, 2022 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Regeneron, Purchaser and Checkmate. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Checkmate (which we refer to as the “Merger”) without a vote of the stockholders of Checkmate in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Checkmate continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Checkmate, Regeneron or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive $10.50 per Share in cash, without interest, subject to reduction for any applicable withholding taxes. As a result of the Merger, Checkmate will cease to be a publicly traded company and will become a wholly owned subsidiary of Regeneron. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Alternatively, within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) or the Federal Trade Commission (which we refer to as the “FTC”) pursuant to 15 USC §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Checkmate, by providing written notice to Checkmate (which we refer to as a “Meeting Election”), require Checkmate to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement (as defined below). If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate shall prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders; provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Checkmate compensatory stock options in the Merger.
Tendering stockholders who are record owners of their Shares and who tender directly to Broadridge Corporate Issuer Solutions, Inc., the depository and paying agent for the Offer (which we refer to as the “Depository”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (the ‘‘Termination Condition’’) and (B) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the Regulatory Condition to the Offer (as defined below) and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, one minute after 11:59 p.m., Eastern Time, on Friday, May 27, 2022 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. The “Regulatory Condition to the Offer” requires that the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated. The “Governmental Authority Condition to the Offer” requires that there has not been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger, and no legal requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Board of Directors of Checkmate has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Checkmate and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Checkmate of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if an Offer Termination has not occurred, the Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Checkmate (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Checkmate’s stockholders held for such purpose and any adjournment or postponement thereof (the “Checkmate Board Recommendation”).
A more complete description of the Checkmate Board of Director’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Checkmate (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by Checkmate to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
In connection with the execution of the Merger Agreement, certain Checkmate stockholders (the “Supporting Stockholders”) have entered into a Tender and Support Agreement, dated as of April 18, 2022, with Regeneron and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 10% of the total outstanding Shares as of April 18, 2022 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. See Section 11 — “The Merger Agreement; Other Agreements — Support Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.
Checkmate has advised Regeneron that, as of the close of business on April 28, 2022, 22,031,231 Shares were outstanding. Checkmate has advised Regeneron that, as of the close of business on April 28, 2022, 2,641,417 compensatory options to purchase Shares (which we refer to as a “Company Options”) that are outstanding and unexercised, whether or not vested and which have a per share exercise price that is less than the Offer Price (which we refer to as “In the Money Options”) were outstanding.
Pursuant to the Merger Agreement, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If an Offer Termination has not occurred and the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of Checkmate.
Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Checkmate will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the business day following) the Expiration Date (as defined below) of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and (ii) promptly after (and in any event no later than the second (2nd) business day after) the Offer Acceptance Time, (as defined below) pay for such Shares.
The date and time at which Purchaser irrevocably accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms and (B) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition to the Offer and (iii) the Governmental Authority Condition to the Offer. We refer to these conditions and the other conditions described in Section 15 — “Conditions to the Offer” as the “Offer Conditions.”
We have agreed in the Merger Agreement that subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, if, as of the then-scheduled Expiration Date, any Offer Condition (other than (x) the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and (y) the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, upon Checkmate’s written request, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer for successive extension periods of ten (10) business days per extension, to permit such Offer Condition to be satisfied.
We have also agreed in the Merger Agreement that if, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived, at the written request of Checkmate, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer on up to two (2) occasions for an additional period of up to ten (10) business days per extension, to permit the Minimum Condition to be satisfied.
We have also agreed in the Merger Agreement that Purchaser must, and Regeneron must cause Purchaser to, extend the Offer from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market (“Nasdaq”) applicable to the Offer.
We have also agreed in the Merger Agreement that in no event will Purchaser: (1) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and the End Date (as defined below) (we refer to such earlier occurrence as the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Checkmate; provided that, in each case, the extensions contemplated above shall be subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination pursuant to Section 1.1(d) of the Merger Agreement. Except (i) as provided in Section 1.1(d) of the Merger Agreement, (ii) in the event that the Merger Agreement is terminated pursuant to Section 8 of the Merger Agreement or (iii) if Purchaser is not obligated to extend the Offer as provided in Section 1.1(c) of the Merger Agreement. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Date without the prior written consent of Checkmate.
Either Checkmate or Regeneron may terminate the Merger Agreement, at any time prior to the time Purchaser accepts the Shares tendered pursuant to the Offer for payment (or if an Offer Termination has occurred, prior to the Closing), if the Closing has not occurred in accordance with the terms of the Merger Agreement on or prior to midnight, Eastern Time, on October 18, 2022, (x) which date will automatically be extended to January 18, 2023 if, as of midnight Eastern Time on October 18, 2022, (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger, other than the Stockholder Approval Condition (as defined below), the Regulatory Condition to the Merger (as defined below) and the Governmental Authority Condition to the Merger (as defined below) (solely in respect of any antitrust law) are satisfied or waived and (y) which date will automatically be extended to April 18, 2023 if as of 11:59 p.m. Eastern time, January 18, 2023 (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger, other than the Regulatory Authority Condition to the Merger and the Governmental Authority Condition to the Merger (solely in respect of any antitrust law) are satisfied or waived (such date, as it may be automatically extended, we refer to as the “End Date”). However, a party may not so terminate the Merger Agreement if such party’s material breach of the Merger Agreement is the proximate cause of the Closing not having occurred before the End Date.
Additionally, within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the DOJ or the FTC pursuant to 15 USC §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Checkmate, provide a Meeting Election and require Checkmate to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement. If Regeneron delivers a Meeting Election, Regeneron will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer. A termination of the Offer in such circumstances will not, in and of itself, give rise to a right of termination of the Merger Agreement, and the obligations of the parties (other than those related to the Offer) will continue to remain in effect, including those obligations with respect to the Merger.
Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, except that, without the prior written consent of Checkmate, Regeneron and Purchaser are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer”, (v) amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law), (vi) otherwise amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer, except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination), or (viii) provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement — Termination.”
As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Checkmate in accordance with Section 251(h) of the DGCL.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser must (and Regeneron must cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate will prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders related to the Checkmate Stockholder Meeting; provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Checkmate has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Checkmate and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions to the Offer,” we will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the business day following) the Expiration Date of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) promptly after (and in any event no later than the second (2nd) business day after) the Offer Acceptance Time, pay for such Shares.
Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act if required. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will promptly pay for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”) or confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depository’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.
The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depository and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when we give oral or written notice to the Depository of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.
If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depository at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, in each case prior to the Expiration Date.
Book-Entry Transfer.   The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within five (5) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC does not constitute delivery to the Depository.
Guarantee of Signatures.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•
the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution” and, collectively, we refer to as “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.
The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depository (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
Irregularities.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Regeneron, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Checkmate’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Checkmate’s stockholders.
Information Reporting and Backup Withholding.   Payments made to stockholders of Checkmate in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are “United States persons” (as defined in the U.S. Internal Revenue Code of 1986, as amended) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (which we refer to as the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided by such stockholder is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not “United States persons” should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depository or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Failure to provide the correct information on IRS Form W-9 or the applicable IRS Form W-8 may subject the applicable stockholder to backup withholding on payments made with respect to Shares surrendered, as well as penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time until the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 30, 2022, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth in this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Regeneron, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address U.S. federal tax other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and other financial institutions, insurance companies, tax-exempt organizations (including private foundations), retirement plans, holders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that use the mark-to-market method of accounting with respect to their securities, holders who are required to recognize income or gain with respect to the Offer no later than such income or gain is required to be reported on an appliable financial statement under Section 451(b) of the Code, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, holders holding Shares that are part of a straddle, hedging, constructive sale, conversion transaction or other integrated transaction, holders who receive cash pursuant to the exercise of appraisal rights, and holders who received Shares pursuant to the exercise of employee stock options, or otherwise as compensation).
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to holders who are not U.S. Holders.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period for such Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Shares at different times and/or different prices, such U.S. Holder must determine its, his or her adjusted tax basis and holding period separately with respect to each block of Shares.
A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depository or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
6.
Price Range of Shares; Dividends.

The Shares currently trade on Nasdaq under the symbol “CMPI.” Checkmate has advised Regeneron that, as of the close of business on April 28, 2022, 22,031,231 Shares were outstanding. Checkmate has advised Regeneron that, as of the close of business on April 28, 2022, 2,641,417 In the Money Options were outstanding.
The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three (3) preceding fiscal years, as reported on Nasdaq, and the quarterly cash dividends declared per Share for each such quarterly period.

	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2019
First Quarter	N/A	N/A	$—
Second Quarter	N/A	N/A	$—
Third Quarter	N/A	N/A	$—
Fourth Quarter	N/A	N/A	$—
Fiscal Year Ended December 31, 2020
First Quarter	N/A	N/A	$—
Second Quarter	N/A	N/A	$—
Third Quarter	$16.49	$8.61	$—
Fourth Quarter	$23.10	$10.06	$—
Fiscal Year Ended December 31, 2021	$23.10	$8.61
First Quarter	$17.85	$9.98	$—
Second Quarter	$12.73	$5.84	$—
Third Quarter	$6.21	$3.85	$—
Fourth Quarter	$5.06	$2.62	$—
Fiscal Year Ended December 31, 2022	$17.85	$2.62
First Quarter	$3.50	$2.00	$—
Second Quarter (through April 29, 2022)	$10.48	$2.41	$—
On April 18, 2022, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $2.41. On April 29, 2022, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $10.38. The Offer Price represents a premium of approximately 336% over the trading price at which the Shares closed on April 18, 2022.
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, except with the prior written consent of Regeneron, Checkmate will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including the Shares).
7.
Certain Information Concerning Checkmate.

Except as specifically set forth herein, the information concerning Checkmate contained in this Offer to Purchase has been taken from or is based upon information furnished by Checkmate or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Checkmate’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General.   The following description of Checkmate and its business has been taken from Checkmate’s annual report on Form 10-K for the fiscal year ended December 31, 2021, and is qualified in its entirety by reference to such Form 10-K.
Checkmate was incorporated in July 2015 under the laws of the State of Delaware. Checkmate’s common stock trades on the Nasdaq Global Market under the symbol “CMPI.” Checkmate’s principal executive offices are located at 245 Main Street, 2nd Floor, Cambridge, Massachusetts 02142 and its telephone number is (617) 682-3625. Checkmate’s internet address is www.CheckmatePharma.com.
Checkmate is a clinical-stage biotechnology company focused on developing and commercializing its proprietary technology to harness the power of the immune system to combat cancer. Checkmate’s product candidate, vidutolimod, is an advanced generation Toll-like receptor 9 agonist delivered as a non-infectious biologic virus-like particle utilizing a CpG-A oligonucleotide as a key component. When injected into a tumor, vidutolimod is designed to trigger the body’s innate immune system, thereby altering the tumor microenvironment and directing activated anti-tumor T cells to attack both the injected tumor and also tumors throughout the body. To date, vidutolimod has been studied in more than 250 melanoma patients in clinical trials.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, Checkmate is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Checkmate’s directors and officers, their remuneration and stock options granted to them, the principal holders of Checkmate’s securities, any material interests of such persons in transactions with Checkmate and other matters is required to be disclosed in reports and proxy statements, the most recent report, Amendment No. 1 to Checkmate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, having been filed with the SEC on April 29, 2022. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.
8.
Certain Information Concerning Regeneron and Purchaser.

Regeneron and Purchaser.   Regeneron is a fully integrated biotechnology company that discovers, invents, develops, manufactures, and commercializes medicines for serious diseases. Regeneron’s commercialized medicines and product candidates in development are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, pain, hematologic conditions, infectious diseases, and rare diseases. Regeneron’s core business strategy is to maintain a strong foundation in basic scientific research and discovery-enabling technologies, and to build on that foundation with Regeneron’s clinical development, manufacturing, and commercial capabilities. Regeneron’s objective is to continue to be an integrated, multi-product biotechnology company that provides patients and medical professionals with important options for preventing and treating human diseases. Regeneron was incorporated in the State of New York in 1988.
Purchaser is a Delaware corporation formed on April 18, 2022 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and the Support Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Checkmate will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Regeneron.
Regeneron’s and Purchaser’s principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 and their telephone number is (914) 847-7000. Regeneron’s internet address is http://www.regeneron.com/.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Regeneron and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of

Regeneron or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Checkmate (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Checkmate or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Regeneron or any of its subsidiaries or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Checkmate or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Regeneron and Purchaser with the SEC, are available on the SEC’s website at www.sec.gov.
9.
Source and Amount of Funds.

The Offer is not subject to a financing condition. Regeneron and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Regeneron has not entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
10.
Background of the Offer; Past Contacts or Negotiations with Checkmate.

The information set forth below regarding Checkmate was provided by Checkmate, and none of Regeneron, Purchaser or any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Regeneron, Purchaser or their respective affiliates or representatives did not participate.
Background of the Offer
The following chronology summarizes the key meetings and events between representatives of Regeneron and representatives of Checkmate that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of Checkmate and Regeneron. For a review of Checkmate’s additional activities relating to these contacts, please refer to Checkmate’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
From December 2020 through November 2021, representatives of Checkmate and Regeneron engaged in intermittent informal discussions regarding Regeneron’s interest in the oncology field and other areas and desire to learn more about Checkmate’s product candidate and programs, including preliminary conversations regarding a potential collaboration to evaluate vidutolimod in combination with Regeneron’s products and product candidates. These discussions on occasion involved exchanging confidential information pursuant to a mutual confidentiality agreement executed in December 2020. This confidentiality agreement did not include a standstill obligation. As a result of these discussions, in May 2021, Checkmate entered into a supply agreement with Regeneron to evaluate Checkmate’s vidutolimod concurrently or in combination with Regeneron’s cemiplimab.
From May 2021 through December 2021, representatives of Checkmate and Regeneron continued to engage in intermittent informal discussions regarding their collaboration and Regeneron’s interest in Checkmate’s product candidate and programs; however, these interactions did not result in any proposal being made concerning a strategic transaction.
On November 12, 2021, Checkmate presented updated results from its phase 1b study of vidutolimod in combination with pembrolizumab or as a monotherapy at The Society for Immunotherapy of Cancer (SITC) 36th Annual Meeting. Following the presentation, a representative of Regeneron initiated a discussion with representatives of Checkmate regarding the status of Checkmate’s clinical data and collaboration relationships.
From late November 2021 through January 2022, as a follow-up to the discussion at the SITC meeting, Kleem Chaudhary, Ph.D., Chief Business Officer of Checkmate, engaged in business development discussions with representatives of Regeneron, including discussions about Checkmate’s clinical development programs and clinical data. During these discussions, representatives of Regeneron informed Dr. Chaudhary of Regeneron’s interest in exploring a potential strategic transaction involving Checkmate. Dr. Chaudhary informed the representatives of Regeneron that the Checkmate Board would consider any proposal that would enhance stockholder value. During these discussions, no economic terms were proposed by Regeneron or Checkmate with respect to a strategic transaction.
On January 21, 2022, a representative of Regeneron contacted Dr. Chaudhary and informed him of Regeneron’s interest in exploring a potential acquisition of Checkmate and receiving access to due diligence information in connection therewith. Dr. Chaudhary indicated that Regeneron should provide a proposal for a potential acquisition that the Checkmate Board could consider before providing Regeneron access to full diligence information. Regeneron did not provide any economic terms for a potential transaction.
On January 24, 2022, representatives of Regeneron had a call with Dr. Chaudhary and discussed certain targeted high-level questions regarding Checkmate’s development programs and technology to inform Regeneron’s position on value. Dr. Chaudhary reiterated that Regeneron should provide a proposal for a potential acquisition that the Checkmate Board could consider before providing Regeneron access to full diligence information. However, Checkmate made certain information responsive to these targeted high-level questions available to representatives of Regeneron in a virtual data room to assist Regeneron in evaluating its position on value.
On January 28, 2022, a representative of Regeneron contacted Dr. Chaudhary and informed him of Regeneron’s continued interest in exploring a potential acquisition of Checkmate and intent to send a proposal letter to this effect.
On February 1, 2022, Regeneron delivered a written non-binding proposal to acquire Checkmate for $7.50 per share in cash (which we refer to as the “February 1 Proposal”), which represented a premium of 207% over the closing price for Checkmate’s common stock on January 31, 2022 of $2.44. The February 1 Proposal was subject to, among other conditions, satisfactory completion of customary due diligence. The February 1 Proposal stated that consummation of the proposed transaction would not be subject to any financing contingency. The February 1 Proposal indicated that Regeneron had conducted a significant amount of diligence based on Checkmate’s publicly available information and on certain materials that Checkmate had provided to Regeneron to date, and, therefore further diligence could be conducted on an accelerated time frame. The February 1 Proposal also stated that Regeneron required a four-week exclusivity period within which to complete its due diligence and that Regeneron expected it would be in a position to announce a transaction with Checkmate at the end of the exclusivity period. The February 1 Proposal indicated that Regeneron had engaged Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell”) as its legal advisor.
On February 8 and 9, 2022, Dr. Chaudhary had discussions with representatives of Regeneron and conveyed the Checkmate Board’s view that the February 1 Proposal did not adequately reflect Checkmate’s value and was insufficient to proceed with further discussions regarding a potential transaction. Dr. Chaudhary also conveyed Checkmate’s willingness to provide answers to highly targeted diligence questions to enable Regeneron to improve its position on value. Following these discussions, Checkmate provided Regeneron with access to selected due diligence materials to facilitate a potential revised proposal.
From February 10 through March 22, 2022, representatives of Regeneron participated in several meetings with senior management of Checkmate as part of its diligence review. Regeneron and its advisors continued to conduct due diligence through the execution of the Merger Agreement.
On February 24, 2022, Dr. Chaudhary had a conversation with representatives of Regeneron regarding the status of their due diligence review.
On March 10, 2022, a representative of Regeneron informed Dr. Chaudhary that after reviewing the additional diligence information provided, Regeneron remained interested in acquiring Checkmate, but was unwilling to “bid against itself” and requested that Checkmate submit a counteroffer to Regeneron.
On March 15, 2022, Dr. Chaudhary contacted representatives of Regeneron and communicated the Checkmate Board’s counteroffer of $12.00 per share, subject to a merger agreement being executed by the end of the month, and that Checkmate was prepared to provide additional diligence information to Regeneron in order to proceed in this manner. On the same day, Dr. Chaudhary had further discussions with representatives of Regeneron who inquired about the firmness of the month end deadline to execute a merger agreement and whether Checkmate would immediately provide Regeneron access to further diligence information. Dr. Chaudhary conveyed that expediency to an executed merger agreement was a priority for the Checkmate Board because Checkmate was considering competing business priorities. Dr. Chaudhary also conveyed that the Checkmate Board would not permit Regeneron to conduct full diligence until Regeneron provided an improved proposal acceptable to the Checkmate Board (and subject to the execution by Regeneron of an appropriate confidentiality agreement with a standstill provision).
On March 16, 2022, representatives of Regeneron contacted Dr. Chaudhary to verbally convey that Regeneron had revised its non-binding proposal to acquire all of the outstanding shares of Checkmate to be at a price of $8.66 per share in cash (which we refer to as the “March 16 Proposal”). Dr. Chaudhary responded that he would discuss the March 16 Proposal with the Checkmate Board.
On March 17, 2022, Dr. Chaudhary informed representatives of Regeneron that the March 16 Proposal price of $8.66 per share was insufficient for Checkmate to consider making full diligence available to Regeneron, and communicated the Checkmate Board’s counteroffer of $11.00 per share, subject to a merger agreement being executed by the end of the month. The representatives of Regeneron responded that they would discuss Checkmate’s counterproposal internally and revert with a response.
On March 18, 2022, representatives of Regeneron contacted Dr. Chaudhary to verbally convey that Regeneron had revised its non-binding proposal to acquire all of the outstanding shares of Checkmate to be at a price of $9.90 per share in cash (which we refer to as the “March 18 Proposal”). Dr. Chaudhary responded that he would discuss the March 18 Proposal with the Checkmate Board.
Also on March 18, 2022, Dr. Chaudhary informed representatives of Regeneron that the March 18 Proposal price of $9.90 per share was insufficient for Checkmate to consider making full diligence available to Regeneron, and communicated the Checkmate Board’s counteroffer of $10.50 per share, subject to Regeneron agreeing to work expeditiously to execute a merger agreement by the end of the month. Dr. Chaudhary indicated that the Checkmate Board was interested in receiving a response from Regeneron on that day because it was considering other business opportunities (which was a negotiation strategy discussed with the Transaction Committee in light of the Checkmate Board’s concern about overall timing).
Later on March 18, 2022, representatives of Regeneron contacted Dr. Chaudhary to verbally convey that Regeneron had revised its non-binding proposal to acquire all of the outstanding shares of Checkmate to accept the Checkmate Board’s counterproposal of a price of $10.50 per share in cash (which we refer to as the “Improved March 18 Proposal”). Representatives of Regeneron also requested that Checkmate enter into a four-week exclusive negotiation period with Regeneron. Dr. Chaudhary responded that he would discuss the Improved March 18 Proposal and request for exclusivity with the Checkmate Board.

On March 21, 2022, Dr. Chaudhary informed representatives of Regeneron of the Checkmate Board’s decision to agree to exclusivity. Dr. Chaudhary and representatives of Regeneron discussed Regeneron’s confirmatory due diligence process and timing considerations.
On March 22, 2022, following negotiation between the parties, Checkmate and Regeneron entered into a letter agreement providing for exclusive negotiations between the parties until the first to occur of (1) three weeks (or April 12, 2022), provided that so long as the parties continued to negotiate in good faith, the exclusivity period would be automatically extended for two successive seven-day periods, (2) the time at which Regeneron informs Checkmate in writing that it will not proceed with a transaction unless Checkmate agrees to reduce the consideration below $10.50 per share, and (3) the execution of a definitive merger agreement between the parties with respect to a transaction.
Also on March 22, 2022, following negotiation between the parties, Checkmate and Regeneron entered into a confidentiality agreement, which included customary non-disclosure provisions and a standstill provision that prohibited Regeneron, for nine months from the date of the agreement, from offering to acquire or acquiring Checkmate, and from taking certain other actions, including soliciting proxies, without the prior written consent of Checkmate. The confidentiality agreement provided for the termination of the standstill provision on customary terms, and also allowed Regeneron to make confidential acquisition proposals to the Checkmate Board at any time.
In connection with entry into the confidentiality agreement with Regeneron on March 22, 2022, Checkmate granted Regeneron and its advisors expanded access to a virtual data room to enable Regeneron to perform its confirmatory due diligence review of Checkmate. In addition to its review of the data room, from March 22, 2022 through the execution of the Merger Agreement, representatives of Regeneron and its advisors participated in numerous calls and meetings with senior management of Checkmate and its advisors as part of its due diligence review.
On March 31, 2022, representatives of Wachtell provided to Checkmate and representatives of Goodwin an initial draft of the merger agreement for the proposed transaction.
On April 5, 2022, representatives of Goodwin provided a revised draft of the merger agreement to Wachtell.
On April 6, 2022, Checkmate, through representatives of Goodwin, made its first communication to Regeneron, through representatives of Wachtell, regarding proposals for retention, recognition and severance programs for Checkmate executives and employees. These proposals included a recognition and retention pool of $1.0 million for Checkmate executives other than the Chief Executive Officer, severance of three months of base salary and benefits continuation for Checkmate employees, prorated treatment of 2022 annual bonuses for Checkmate employees, as well as a modification to the definition of “good reason,” under certain existing executive employment agreements.
On April 9, 2022, Wachtell provided an initial draft of the tender and support agreement to Checkmate and Goodwin to be executed by certain of Checkmate’s stockholders, under which they would agree, among other things, to tender the shares of Checkmate common stock beneficially owned by them to Regeneron in the Offer and (if applicable) vote all of their shares of common stock in favor of the merger.
From April 10 through 18, 2022, representatives of Goodwin, with input from the Checkmate Board (including through the Transaction Committee) and senior management, and Regeneron’s representatives and representatives of Wachtell exchanged drafts and participated in discussions regarding the terms of the Merger Agreement and related documents.
On April 18, 2022, Regeneron communicated to Checkmate that Regeneron had completed its due diligence review and also its agreement regarding a recognition and retention pool of $1.0 million for Checkmate executives in connection with the proposed transaction.
During the night of April 18, 2022, Checkmate, Regeneron and Purchaser executed the Merger Agreement, and all signatories to the Tender and Support Agreement executed the Tender and Support Agreement.

Before the opening of trading of the stock markets on April 19, 2022, Checkmate and Regeneron issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Purchaser to acquire all of the outstanding shares of Checkmate common stock at the Offer Price, representing a premium of 336% over the closing price of $2.41 on April 18, 2022.
On May 2, 2022, Purchaser commenced the Offer and Checkmate filed the Schedule 14D-9.
Past Contacts, Transactions, Negotiations and Agreements.
For more information on the Merger Agreement and the other agreements between Checkmate and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Regeneron and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
11.
The Merger Agreement; Other Agreements.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Regeneron and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Regeneron, Purchaser or Checkmate, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Checkmate to Regeneron in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Regeneron or Checkmate. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Regeneron, Purchaser, Checkmate or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Regeneron and Checkmate publicly file.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than May 2, 2022). Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Purchaser or Regeneron, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the Business Day following) the expiration date of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) promptly after (and in any event no later than the second (2nd) business day after) the Offer Acceptance Time, pay for such Shares. The date and time at which

Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.”
Purchaser expressly reserves the right to waive any Offer Condition or make any change in the terms of or conditions to the Offer, except that Checkmate’s prior written consent is required for Purchaser to:
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decrease the Offer Price;

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change the form of consideration payable in the Offer;

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer”;

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amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law);

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otherwise amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

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terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

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provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. The Merger Agreement provides that Purchaser may, in its discretion (and without the consent of the Checkmate or any other person), extend the Offer on one or more occasions, for an extension period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron.
Subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, the Merger Agreement provides that Purchaser must, and Regeneron must cause Purchaser to, extend the Offer:
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at the written request of Checkmate, for successive extension periods of ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron;

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at the written request of Checkmate, for up to two (2) occasions for an additional period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived; and

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from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer.

However, Purchaser is not required to extend the Offer beyond October 18, 2022, (x) which date will automatically be extended to January 18, 2023 if, as of midnight Eastern Time on October 18, 2022, (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger (as defined below), other than the Stockholder Approval Condition (as defined below), the Regulatory Condition to the Merger (as defined below) and the Governmental Authority

Condition to the Merger (as defined below) (solely in respect of any antitrust law) are satisfied or waived and (y) which date will automatically be extended to April 18, 2023 if as of 11:59 p.m. Eastern time, January 18, 2023 (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger, other than the Regulatory Authority Condition to the Merger and the Governmental Authority Condition to the Merger (solely in respect of any antitrust law) are satisfied or waived (such date, as it may be automatically extended, we refer to as the “End Date”). However, a party may not so terminate the Merger Agreement if such party’s material breach of the Merger Agreement is the proximate cause of the consummation of the Merger (which we refer to as the “Closing”) not having occurred before the End Date.
Purchaser must (and Regeneron must cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares if Regeneron delivers a Meeting Election (as defined below) (which we refer to as an “Offer Termination”). An Offer Termination following a valid Meeting Election in accordance with the terms of the Merger Agreement will not, in and of itself, give rise to a right of termination of the Merger Agreement. If the Merger Agreement is validly terminated pursuant to the Merger Agreement, Purchaser must (and Regeneron must cause Purchaser to) promptly, irrevocably and unconditionally terminate the Offer and will not acquire any Shares pursuant thereto. Purchaser is not otherwise allowed to terminate the Offer prior to the scheduled Expiration Date other than with the prior written consent of Checkmate in connection with the termination of the Merger Agreement.
Meeting Election.   Within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the DOJ or the FTC pursuant to 15 USC § 18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Checkmate, by providing written notice to Checkmate (which we refer to as a “Meeting Election”), require Checkmate to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC a proxy statement in preliminary form related to the Checkmate Stockholder Meeting (as defined below) (which we refer to, together with any amendments thereof or supplements thereto, as the “Merger Proxy Statement”); provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination will automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser will recommence the Offer. Checkmate will give Regeneron and its counsel reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and Checkmate will give reasonable and good faith consideration to any timely comments thereon made by the other party or its counsel. Regeneron and Purchaser will promptly supply to Checkmate in writing, for inclusion in the Merger Proxy Statement, all information concerning Regeneron and Purchaser and their affiliates required under applicable legal requirements to be included in the Merger Proxy Statement as is reasonably requested by Checkmate. Regeneron, Purchaser and Checkmate will cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable legal requirements. Checkmate agrees that the Merger Proxy Statement filed by Checkmate with the SEC (x) will comply in all material respects with the Exchange Act and other applicable legal requirements and (y) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Checkmate with respect to information supplied by or on behalf of Regeneron or Purchaser for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Regeneron, Purchaser and Checkmate agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Checkmate further agrees to take all steps necessary to cause the

Merger Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable legal requirements.
In connection with the Merger Proxy Statement, Checkmate will:
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promptly notify Regeneron of the receipt of, and promptly provide Regeneron copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Regeneron of any request by the SEC or its staff for any amendment or supplement thereto or for additional information;

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provide Regeneron and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its representatives on the one hand and the SEC or its staff on the other hand with respect to the Merger Proxy Statement and will give reasonable and good faith consideration to any timely comments thereon made by Regeneron or its counsel; and

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promptly provide Regeneron with final copies of any correspondence sent by it and/or any of its representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any amendments or supplements to the Merger Proxy Statement. The Merger Proxy Statement will include the Checkmate Board Recommendation, unless the Checkmate Board of Directors has made a Checkmate Adverse Recommendation Change (as defined below) in accordance with Section 6.1 of the Merger Agreement. The Merger Proxy Statement will include the notice of the Checkmate Stockholder Meeting and the notice and other information required by Section 262(d) of the DGCL.

Subject to applicable legal requirements, if Regeneron delivers a Meeting Election as provided in the foregoing:
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Checkmate will, within four (4) business days of receipt of such Meeting Election, establish a record date consented to by Regeneron (such consent not to be unreasonably withheld, conditioned or delayed), which date will be selected so as to permit the Merger Proxy Statement to be mailed, and a meeting of Checkmate’s stockholders to be held, as soon as reasonably practicable after the filing of the Merger Proxy Statement, for the purpose of voting upon the adoption of the Merger Agreement (which we refer to, together with any adjournments or postponements thereof, as the “Checkmate Stockholder Meeting”); and

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as soon as reasonably practicable, mail to the holders of Shares as of the record date established for the Checkmate Stockholder Meeting the definitive Merger Proxy Statement. Checkmate will duly call, convene and hold Checkmate Stockholder Meeting as soon as reasonably practicable (but in any event no more than twenty-five (25) business days) following the date the Merger Proxy Statement is mailed to Checkmate’s stockholders and any adjournments or postponements of such meetings will require the prior written consent of Regeneron (not to be unreasonably withheld, conditioned or delayed) other than to the extent necessary to allow reasonable additional time for the filing and/or mailing, and review by Checkmate’s stockholders prior to the date of the Checkmate Stockholder Meeting, of any supplemental or amended disclosure that the Checkmate Board of Directors determines in good faith is required by applicable legal requirements or the rules and regulations of Nasdaq.

Notwithstanding the foregoing, Checkmate may, and Regeneron may require Checkmate to, adjourn or postpone the Checkmate Stockholder Meeting two (2) times (for a period of not more than ten (10) business days each but not past three (3) business days prior to the End Date), unless prior to such adjournment or postponement Checkmate will have received an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the Stockholder Approval Condition (as defined below) would be satisfied at such meeting if it were to be held without such postponement or adjournment. Once Checkmate has established a record date for the Checkmate Stockholder Meeting, Checkmate will not change such record date or establish a different record date for the Checkmate Stockholder Meeting without the prior written consent of Regeneron, unless required to do so by applicable legal requirements. Unless the Checkmate Board of Directors shall have made a Checkmate Adverse Recommendation Change in compliance with Section 6.1 of the Merger Agreement, Checkmate will use reasonable best efforts to obtain the Checkmate Stockholder Approval (as defined below), including to solicit proxies in favor of the adoption of the Merger Agreement. Unless the Merger Agreement is validly terminated in accordance with Section 8.1 of the Merger Agreement, Checkmate will submit the Merger Agreement to its stockholders at the Checkmate Stockholder Meeting even if the Checkmate Board of Directors shall have made a Checkmate Adverse Recommendation Change or proposed or announced any intention to do so. Checkmate will, upon the reasonable request of Regeneron, advise Regeneron at least on a daily basis on each of the last seven (7) business days prior to the date of the Checkmate Stockholder Meeting as to the aggregate tally of proxies received by Checkmate with respect to the Checkmate Stockholder Approval. Without the prior written consent of Regeneron, the adoption of the Merger Agreement and customary annual meeting matters (if applicable) will be the only matters (other than related procedural matters) that Checkmate will propose to be acted on by the stockholders of Checkmate at the Checkmate Stockholder Meeting. The foregoing notwithstanding, Checkmate will not set a record date, mail the Merger Proxy Statement with respect to, or convene the Checkmate Stockholder Meeting unless Regeneron shall have made a Meeting Election.
Unless there has been a Checkmate Adverse Recommendation Change, Regeneron will promptly pay or reimburse Checkmate for the reasonable and documented costs and expenses of a proxy solicitation firm in connection with the Checkmate Stockholder Meeting and all SEC filing fees related to the Merger Proxy Statement.
Board of Directors and Officers.   Under the Merger Agreement, subject to applicable law, Regeneron, Purchaser and Checkmate have agreed that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation and, in each case, will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
The Merger Following the Offer Acceptance Time.   The Merger Agreement provides that, if the Offer Acceptance Time occurs, following consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into Checkmate, and, as a result of the Merger, the separate corporate existence of Purchaser will cease, and Checkmate will continue as the Surviving Corporation. If the Offer Acceptance Time occurs, the Merger will be governed by Section 251(h) of the DGCL. The Merger will be consummated as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
The certificate of incorporation (the “Certificate of Incorporation”) of Checkmate will, by virtue of the Merger, be amended and restated in its entirety (in the form attached as Annex II to the Merger Agreement), and as so amended, will be the certificate of incorporation of the Surviving Corporation at the Effective Time. Also at the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable legal requirements, subject to Section 6.5(a) of the Merger Agreement (relating to indemnification of officers and directors), except that the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Checkmate Pharmaceuticals, Inc.”
The obligations of Checkmate, Regeneron and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions (which we refer to, together with the obligations of Regeneron and Purchaser, on the one hand, and Checkmate, on the other hand, to effect the Merger, as described below, as the “Conditions to the Merger”):
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Any waiting period (and any extension thereof) under the HSR Act has expired or been terminated (which we refer to as the “Regulatory Authority Condition to the Merger”);

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There is no temporary restraining order, preliminary or permanent injunction or other order issued by a governmental body of competent jurisdiction and remaining in effect preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (which we refer to as the “Governmental Authority Condition to the Merger”); and

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Purchaser has accepted for payment all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

The Merger If an Offer Termination Has Occurred. If an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL. In this case, the Merger will be consummated as soon as practicable (but in any event no more than two (2) business days) following the satisfaction or, to the extent permitted by applicable legal requirements, waiver of the last of the Conditions to the Merger. The Certificate of Incorporation of Checkmate and the bylaws of the Surviving Corporation will be amended and restated as described above in Section 11 — “The Merger Agreement — The Merger Following the Offer Acceptance Time.”
If an Offer Termination has occurred, the obligations of Checkmate, Regeneron and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions: The adoption of the Merger Agreement by holders of at least a majority of the outstanding Shares entitled to vote thereon (which we refer to as the “Checkmate Stockholder Approval”) has been obtained (which we refer to as the “Stockholder Approval Condition to the Merger”); the Regulatory Authority Condition to the Merger; and the Governmental Authority Condition to the Merger.
If an Offer Termination has occurred, the obligations of Regeneron and Purchaser to effect the Merger are further subject to the fulfillment (or waiver by Regeneron and Purchaser, to the extent permissible under applicable legal requirements) of conditions similar to those applicable to the Offer (other than the Minimum Condition), including conditions relating to representations, warranties and covenants and conditions relating to a material adverse effect and the delivery of a certificate singed by the Chief Executive Officer and the Chief Financial Officer, as described in Section 15 — “Conditions to the Offer.”
If an Offer Termination has occurred, the obligations of Checkmate to effect the Merger are further subject to the fulfillment (or waiver by the Checkmate, to the extent permissible under applicable legal requirements) on or prior to the Closing Date of the following conditions:
•
The representations and warranties of Regeneron and Purchaser set forth in (i) Sections 4.1 (Due Organization), 4.2 (Purchaser) and 4.3 (Authority; Binding Nature of Agreement) of the Merger Agreement are true and correct in all material respects (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) Section 4.10 (Brokers and Other Advisors) is true and correct in all respects as of the date of the Merger Agreement and at and as of the Closing Date as if made on and as of the Closing Date; and (iii) the representations and warranties of Regeneron set forth in the Merger Agreement (other than those referred to in clauses (i) and (ii) above) are true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

•
Regeneron and Purchaser have performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing Date.

•
Regeneron has delivered to Checkmate a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) of the Merger Agreement have been satisfied.

Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than any Shares held by Checkmate, Regeneron or any of their respective direct or indirect wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted at the Effective Time into the right to receive the Merger Consideration.

Each issued and outstanding share of the common stock, $0.01 par value per share, of Purchaser prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Treatment of Equity Awards.
•
Stock Options.   The Merger Agreement provides that at the Effective Time each Company Option that is outstanding and unexercised, whether or not vested and which is an In the Money Option, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price payable per Share under such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time. At the Effective Time, each Company Option other than an In the Money Option that is outstanding and unexercised, whether or not vested, will be cancelled with no consideration payable in respect thereof.

•
As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), Regeneron will cause the Surviving Corporation to pay the aggregate consideration payable pursuant to the foregoing sections, net of any applicable withholding taxes, payable with respect to In the Money Options or other deductions (which amounts may be paid to current and former employees of Checkmate through the Surviving Corporation’s payroll).

Treatment of Company ESPP.   No new offering periods of the 2020 Employee Stock Purchase Plan (which we refer to as the “Company ESPP”) will commence following the execution of the Merger Agreement. The Company ESPP will terminate immediately prior to the Effective Time.
Representations and Warranties.   In the Merger Agreement, Checkmate has made representations and warranties to Regeneron and Purchaser with respect to, among other things:
•
corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•
authority relative to the Merger Agreement;

•
state takeover statutes;

•
required consents and approvals and no violations of organizational documents or applicable law;

•
capitalization;

•
its subsidiaries, and its equity interests in them;

•
financial statements and SEC filings;

•
disclosure controls and internal controls over financial reporting;

•
information to be included in the Offer documents, the Schedule 14D-9 and/or the Merger Proxy Statement, if applicable, and other information required to be disseminated in connection with the Offer;

•
the absence of certain changes;

•
the absence of undisclosed liabilities;

•
compliance with laws and permits and regulatory matters;

•
litigation;

•
properties;

•
intellectual property;

•
tax matters;

•
employees and employee benefit plans, including ERISA and certain related matters;

•
labor and employment matters;

•
environmental matters;

•
material contracts;

•
insurance;

•
compliance with anti-corruption and anti-bribery laws;

•
brokers and certain fees;

•
the opinion of financial advisors;

•
clinical supply; and

•
suppliers.

Some of the representations and warranties in the Merger Agreement made by Checkmate are qualified as to “materiality” or “Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Material Adverse Effect” means any event, occurrence, development, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Checkmate and its subsidiary (we refer to each of Checkmate and its subsidiary, as an “Acquired Corporation” and we refer to Checkmate and its subsidiary, collectively, as the “Acquired Corporations”), taken as a whole, excluding any effect to the extent resulting from:
(i)
any change in the market price or trading volume of Checkmate’s stock or change in Checkmate’s credit ratings (it being understood that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded);

(ii)
any Effect resulting from the execution or announcement of the Merger Agreement, the identity of Regeneron as the acquiror of Checkmate or consummation of the transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Corporations with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, governmental bodies or other material business relations (subject to specified exceptions);

(iii)
any Effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, economic, political, financial or market conditions, including changes in interest or exchange rates or any general suspension of trading in securities;

(iv)
any Effect arising from any act of hostilities, terrorism, cyberterrorism or military actions, war (whether or not declared), sabotage, or any escalation or worsening of the foregoing;

(v)
national or international calamity, weather conditions, natural or man-made disaster or any other similar event or epidemic, pandemic (including COVID-19), plagues, other outbreaks of illness or public health events, or any escalation or worsening of any of the foregoing;

(vi)
the failure of Checkmate to meet, or changes to, internal or analysts’ expectations, projections, forecasts or guidance, or internal or published financial predictions of revenue, earnings, cash flows or cash position or other financial performance measures (whether made by Checkmate or third parties) (it being understood that the underlying causes of any failure may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded);

(vii)
any change after the date of the Merger Agreement in any legal requirement (including COVID-19 measures) or GAAP (or the enforcement or interpretation of any of the foregoing by a governmental body);

(viii)
any action taken, or failure to take any action, by the Acquired Corporations that is expressly required or prohibited (as applicable) by the Merger Agreement (subject to specified exceptions);

(ix)
any litigation related to the Offer, the Merger, any other transactions contemplated by or in connection with the Merger Agreement or the Support Agreement or SEC filings or any demand or legal proceeding for appraisal rights pursuant to the DGCL, in each case brought by stockholders of Checkmate;

(x)
any determination by, or delay of a determination by, the FDA or any other governmental body, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the development, approvability, manufacturing, shipment, import or export, packaging, labeling, contents of package insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any product candidates of the Acquired Corporations, or any requirement relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of the Acquired Corporations, including any requirement to conduct further clinical trials or any delayed or accelerated launch of any product candidates of the Acquired Corporations (subject to specified exceptions);

(xi)
any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any governmental body or representative thereof, or any panel or advisory body empowered or appointed thereby, relating to any product candidates of the Acquired Corporations (subject to specified exceptions); or

(xii)
any reduction in patient enrollment or failure of patients to participate with respect to clinical trials for any products or product candidates of the Acquired Corporations (subject to specified exceptions);

except in the cases of the foregoing clauses (iii), (iv), (v) and (vii), such event, occurrence, circumstance, change or effect may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Acquired Corporations, taken as a whole, as compared to other companies operating in the same industries in which the Acquired Corporations operate.
In the Merger Agreement, Regeneron has made representations and warranties to Checkmate with respect to:
•
corporate matters, such as organization, standing, qualification, power and authority;

•
authority relative to the Merger Agreement;

•
required consents and approvals, and no violations of organizational documents, applicable laws or agreements;

•
accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the Merger Proxy Statement, if applicable;

•
brokers and certain fees;

•
availability of funds;

•
competing businesses;

•
litigation; and

•
share ownership.

Some of the representations and warranties in the Merger Agreement made by Regeneron are qualified as to “materiality” or “Regeneron Material Adverse Effect.” “Regeneron Material Adverse Effect” means any event, occurrence, development, circumstance, change or effect (which we refer to as an “Effect”) which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Regeneron or Purchaser to consummate the Offer, the Merger and the other transactions contemplated by or in connection with the Merger Agreement and/or Support Agreement on or before the End Date.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time.
Conduct of Business Pending the Merger.   From the date of the Merger Agreement until the Effective Time, except as consented to in writing by Regeneron (which consent will not be unreasonably withheld, conditioned or delayed), as taken or omitted to be taken in response to the actual or anticipate effects of COVID-19 or any COVID-19 measure (after reasonable consultation with Regeneron) as expressly contemplated by the Merger Agreement, as disclosed in the confidential disclosure letter delivered by Checkmate to Regeneron in connection with the Merger Agreement (the “Checkmate Disclosure Letter”) or as required by applicable law, Checkmate will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent with past practice in all material respects, (ii) preserve intact its assets (including technology) (other than assets of de minimis value), business organizations and relationships with third parties and keep available the services of its present executive officers and employees as set forth in the Checkmate Disclosure Letter and (iii) maintain satisfactory business relationships with governmental bodies, customers, suppliers, licensors, licensees, distributors, collaboration partners and other business partners having material business dealings with the Acquired Corporations.
Checkmate has further agreed that, from the date of the Merger Agreement until the Effective Time, except as consented to in writing by Regeneron (which consent will not be unreasonably withheld, conditioned or delayed), as expressly contemplated by the Merger Agreement, as disclosed in the Checkmate Disclosure Letter, or as required by applicable law, Checkmate will not, and will not permit its subsidiaries to, among other things and subject to specified exceptions (including specified ordinary course exceptions):
•
(1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or (2) subject to certain exceptions, repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

•
split, combine, subdivide or reclassify any Shares or other equity interests;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security, subject to certain exceptions;

•
except as required under any employee plan in effect on the date of the Merger Agreement, (A) establish, adopt, enter into, terminate or amend any benefit plan or any collective bargaining agreement or other labor agreement, practice or amend or waive any of its rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any benefit plans; (B) grant or agree to grant any current or former employee, director or other service provider any increase in compensation, bonuses or other benefits; (C) cause the funding of any rabbi trust or similar arrangement or take any action to fund or secure the payment of compensation or benefits; (D) grant or pay any awards or accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation or benefits; (E) hire or promote any employee or other service provider of Checkmate (or with respect to hiring, would become an employee or other service provider of Checkmate) who has (or with respect to hiring or promotion, would have) a target annual compensation opportunity (base salary, target annual bonus and target long-term incentive opportunity) of $200,000 or more or who is or would be the Chief Executive Officer of Checkmate or a direct report thereto; or (F) terminate other than for cause the employment of any employee or other service provider of Checkmate or its Subsidiaries who has a target annual compensation opportunity (base salary, target annual bonus and target long-term incentive opportunity) of $200,000 or more;

•
amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•
form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership or similar arrangement;

•
except as otherwise required in Checkmate’s operating budget disclosed in the Checkmate Disclosure Letter, make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $250,000 individually or $750,000 in the aggregate);

•
acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property, subject to certain exceptions;
•
lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any indebtedness, subject to certain exceptions;

•
(A) amend, modify, waive or release any material rights under or terminate any Material Contract (as defined in the Merger Agreement), subject to certain exceptions, or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of the Merger Agreement;

•
(A) adopt or change any material method of tax accounting or change any tax accounting period; (B) make (other than consistent with past practice), revoke or change any material tax election; (C) amend any material tax return; (D) enter into any “closing agreement” (within the meaning of Section 7121 of the Code); (E) request any material ruling from any governmental body with respect to taxes; (F) settle or compromise any material liability for taxes or any claim, audit or other proceeding relating to a material amount of taxes or surrender any right to claim a material refund of taxes; or (G) agree to a waiver or extension of the statute of limitations with respect to a material amount of taxes;

•
settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation), (B) do not involve the admission of wrongdoing by Checkmate or its subsidiaries and do not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against any Acquired Corporation or any license, cross license or similar arrangement with respect to any intellectual property or products of any Acquired Corporation and (C) provide for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise, subject to certain exceptions;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable legal requirements;

•
commence any clinical trial in respect of Vidutolimod;

•
terminate any clinical trials in respect of Vidutolimod that are ongoing as of the date hereof, other than pursuant to the terms thereof;

•
qualify any new site for manufacturing of Vidutolimod;

•
fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations;

•
pay or incur any obligations in respect of certain matters described in the Checkmate Disclosure Letter;

•
fail to preserve and maintain any material Checkmate intellectual property except non-exclusive licenses and sublicenses of Checkmate intellectual property to customers or suppliers of the Acquired Corporations;

•
disclose to any third party other than pursuant to written confidentiality obligations, or otherwise fail to preserve and maintain any material know-how;

•
fail to take all commercially reasonable actions necessary to enter national phase applications in the United States for CHCK-002/001WO on or before April 23, 2022 and in the EP for CHCK-002/001WO on or before May 23, 2022; or

•
authorize any of, or agree or commit to take, any of the foregoing actions.

Access to Information.   During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of Merger Agreement, upon reasonable advance notice to Checkmate, the Acquired Corporations will, and will cause the respective representatives of the Acquired Corporations to provide Regeneron and Regeneron’s representatives with reasonable access during normal business hours of Checkmate to Checkmate’s designated representatives and to properties, assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Regeneron and Regeneron’s representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Regeneron may reasonably request (it being understood that any such access will be conducted at Regeneron’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations).
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification and insurance rights in favor of certain individuals. Specifically, Regeneron and the Surviving Corporation have agreed that, for a period of six (6) years from the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, including with respect to the Merger Agreement and the transactions contemplated thereby, now existing in favor of the current or former directors or officers of any Acquired Corporation, including pursuant to the organizational documents of any Acquired Corporation, and any indemnification or other similar agreements of any Acquired Corporation set forth on the Checkmate Disclosure Letter, will continue in full force and effect in accordance with their terms and Regeneron will cause the Surviving Corporation and the other Acquired Corporation to perform their obligations thereunder. All rights to indemnification, advancement of expenses and exculpation in respect of any claim asserted or made, and for which an indemnified person delivers a written notice to Regeneron within such six (6) year period asserting a claim for such protections, will continue until the final disposition of such claim.
Regeneron has also agreed, for a period of six (6) years from the Effective Time, to cause the Surviving Corporation and the other Acquired Corporation to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each indemnitee against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to, or by reason of, the fact that the indemnitee is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. To the fullest extent permitted under applicable legal requirements, Regeneron will pay, in advance, all reasonable attorneys’ fees and expenses that may be incurred by the indemnified persons in connection with their enforcement of their rights (it being understood that such indemnified person provides an undertaking to repay such advances if it is ultimately determined by a final non-appealable adjudication that such indemnified person is not entitled to indemnification).
Prior to the Closing, Regeneron must purchase a six (6)-year prepaid “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy or policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained. In no event will the cost of any such tail policy or policies exceed 300% of the annual premium for Checkmate’s existing policy with respect to each such coverage (the “Maximum Amount”). If within ten (10) business days of the anticipated Closing, Checkmate will have reasonably determined that Regeneron has not arranged for any such tail policy or policies to be bound at Closing, then Checkmate will have the right to purchase any such tail policy or policies (it being understood, that arranging for such insurance will not require Regeneron to undertake any commitment prior to the Closing to pay any fees). If the aggregate premiums of any such tail insurance coverage exceeds the Maximum Amount, then Regeneron or Checkmate, as applicable, may obtain a policy or policies with the greatest coverage available for a cost not exceeding the Maximum Amount.

Reasonable Best Efforts.   Checkmate and Regeneron will use their respective reasonable best efforts to cooperate with one another and promptly take any and all actions, and to promptly do all steps necessary or advisable to avoid or eliminate each and every impediment under the antitrust laws that may be asserted by any governmental body or any other party, so as to enable the Closing to occur as promptly as reasonably practicable, but in no case later than the End Date, including but not limited to providing as promptly as practicable all information required or requested by any governmental body pursuant in its evaluation of the transactions contemplated by the Merger Agreement under the HSR Act or other applicable antitrust laws.
Each of Checkmate and Regeneron have agreed to (and will cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than April 25, 2022 (unless Regeneron determines in good faith that postponing such filings to a later date is advantageous for purposes of satisfying the conditions to the Offer but in no event later than May 16, 2022), make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents that are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement. Purchaser will pay all filing fees under the HSR Act and for any filings required under any other applicable antitrust laws.
Each party has agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement under the antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (other than documents, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any communication, written or oral, to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any legal requirement, permit the other party or its authorized representatives to be present at each meeting or phone or video conference relating to such request, inquiry, investigation, action or legal proceeding.
Notwithstanding anything to the contrary in the Merger Agreement, (i) Regeneron and its affiliates will not be required to, and without the prior written consent of Regeneron, the Acquired Corporations will not, propose, negotiate, commit to, effect or agree to, by consent decree, hold separate order or otherwise, the sale, license, divestiture, disposal or holding separate of, or any other action that would limit Regeneron’s freedom of action with respect to, or its ability to retain, before or after the Offer Acceptance Time or the Effective Time, any entities, interests, assets, intellectual property rights or businesses of Regeneron, the Acquired Corporations or any of their respective affiliates.
Without limiting in any respect Regeneron’s obligations regarding its efforts described above and subject to Regeneron consulting with and considering in good faith the views and comments of Checkmate, Regeneron will have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and will have the right to lead all meetings and communications (including any negotiations) with, any governmental body that has authority to enforce any antitrust law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any governmental body that has authority to enforce any antitrust law. Neither Regeneron nor any of its affiliates will be required to commence or defend any action or legal proceeding against any governmental body in connection with the transactions contemplated by the Merger Agreement.

Employee Matters.   For a period of one year following the Effective Time, Regeneron will provide, or cause to be provided, to each employee of Checkmate who is employed by Checkmate as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such one-year period (each, a “Continuing Employee”) with:
•
a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time;

•
target cash incentive compensation opportunities that are no less favorable than either (1) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective time or (2) those provided by Regeneron or its affiliates to similarly situated employees; and

•
employee benefits (excluding equity incentive compensation) that in the aggregate are no less favorable than either (1) those provided to such Continuing Employee by the Acquired Corporations immediately prior to the Effective Time or (2) those provided by Regeneron or its affiliates to similarly situated employees.

Regeneron will assume and honor, and will cause the Surviving Corporation and their respective affiliates to assume and honor, the employee plans set forth in the Checkmate Disclosure Letter that provide for severance payments and benefits to any Continuing Employee whose employment ends for a severance-qualifying reason pursuant to such employee plan or as otherwise set forth in the Checkmate Disclosure Letter as well as such other benefits set forth in the Checkmate Disclosure Letter.
To the extent that service is relevant for eligibility or vesting under any benefit plan of Regeneron and/or the Surviving Corporation, then Regeneron will ensure that such benefit plan will, for purposes of eligibility and vesting, but not for purposes of benefit accrual (except such accrual as provided in the Checkmate Disclosure Letter), credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Acquired Corporations. However, such service will not be recognized to the extent that such recognition would result in any duplication of benefits, and Regeneron and its affiliates will not be required to provide credit for any purpose under any cash or equity incentive plan, defined benefit pension plan, post-retirement welfare plan or any plan under which similarly situated employees of Regeneron and its affiliates do not receive credit for prior service or that is grandfathered or frozen.
Regeneron or its affiliates will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Regeneron or its affiliates that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding benefit plan of the Acquired Corporations, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Regeneron or its affiliates during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Regeneron or its affiliates, in each case to the extent recognized for such purpose under an analogous benefit plan prior to the Effective Time, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan of the Acquired Corporations prior to the Effective Time.
Unless otherwise requested by Regeneron in writing not less than five (5) business days before the Closing Date, the Board of Directors of Checkmate (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Checkmate 401(k) Savings Plan (which we refer to as the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. Following the Effective Time, Regeneron will, to the extent permitted by Regeneron’s 401(k) Plan, permit the Continuing Employees who are actively employed as of such time to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding loans), in the form of cash.

No provision of the Merger Agreement is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third-party beneficiary of the Merger Agreement or have the right to enforce the provisions hereof. Nothing in the Merger Agreement will be construed to create a right in any Person to employment with Regeneron, the Surviving Corporation or any other affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee will be “at will” employment.
Acquisition Proposals.   The Acquired Corporations have agreed to cause their representatives to immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below) as of the date of the Merger Agreement. As promptly as reasonably practicable (and in any event within two (2) business days) following the date of the Merger Agreement, Checkmate will request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all nonpublic information previously furnished to any Person (other than Regeneron) that has, within the one (1)-year period prior to the date of the Merger Agreement, made or indicated an intention to make an Acquisition Proposal and Checkmate will, within one (1) business day following the date of the Merger Agreement, terminate access by any third party who has made or would reasonably be expected to make an Acquisition Proposal (other than Regeneron and its representatives) to any data room containing any confidential information.
In addition, except as otherwise expressly permitted below, the Acquired Corporations will not, and will cause their representatives not to directly or indirectly:
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continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal as of the date of the Merger Agreement;

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solicit, initiate or facilitate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any nonpublic information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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take any action to exempt any person (other than Regeneron and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or Checkmate’s organizational and other governing documents;

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waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless, solely in the case of this clause, (1) the Checkmate Board of Directors determines in good faith, after consultation with Checkmate’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to Checkmate’s stockholders under applicable legal requirements, in which event the Acquired Corporations may take the actions described in this clause solely to the extent necessary to permit a third party to make, on a confidential basis to the Checkmate Board of Directors, an Acquisition Proposal, conditioned upon such third party agreeing that Checkmate will not be prohibited from providing any information to Regeneron (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with Section 5.3 of the Merger Agreement and (2) Checkmate complies with the obligations set forth in Section 5.3(d) of the Merger Agreement; or

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resolve or agree to do any of the foregoing.

Notwithstanding the foregoing, if Checkmate receives an unsolicited bona fide written Acquisition Proposal from any person or group, which Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and did not result from or arise out of a breach of Checkmate’s non-solicitation obligations, if the Checkmate Board of Directors determines in good faith, (1) after consultation with Checkmate’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) and (2) after consultation with Checkmate’s outside legal counsel that the failure to take the actions described below would be inconsistent with the fiduciary duties of the Board of Directors to Checkmate’s stockholders under applicable legal requirements, then Checkmate and its representatives may:
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furnish, pursuant to an acceptable confidentiality agreement, information (including nonpublic information) with respect to the Acquired Corporations to the person or group who has made such Acquisition Proposal and their representatives; and

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engage in or otherwise participate in discussions or negotiations with the person or group of Persons making such Acquisition Proposal;

provided that Checkmate will substantially concurrently provide to Regeneron any information concerning the Acquired Corporations that is provided to any person to the extent access to such information was not previously provided to Regeneron or its representatives. Checkmate will promptly (and in any event within one (1) day of execution thereof) provide Regeneron with an accurate and complete copy of any acceptable confidentiality agreement entered into as contemplated by the foregoing.
Checkmate will (i) promptly (and in any event within 24 hours) notify Regeneron if it receives any requests, inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, or any initial request for non-public information concerning Checkmate from any person or group who has made or could reasonably be expected to make an Acquisition Proposal and provide to Regeneron unredacted copies of any written requests, inquiries, proposals or offers or other materials, including proposed agreements and summaries of the terms and conditions of any oral requests, inquiries, proposals or offers, the name of any such person or group and a summary of any material unwritten terms and conditions thereof, and the nature of any information requested, (ii) keep Regeneron reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or any requests, inquiries, proposals or offers (including by furnishing copies of any further amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation) and (iii) upon the request of Regeneron, reasonably inform Regeneron of the status of such Acquisition Proposal.
For the purposes of the foregoing covenants and those contained under Section 11 — “Changes of Board Recommendation or other Adverse Actions” below and for the purposes of the Support Agreement, please note the following definitions:
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“Acquisition Proposal” means any proposal or offer from any Person (other than Regeneron and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (A) acquisition, lease, exchange, transfer or other disposition of exclusive license of assets (including equity interests of the subsidiary) of any of the Acquired Corporations, with a fair market value equal to 15% or more of Checkmate’s consolidated assets or to which 15% or more of Checkmate’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 15% or more of the outstanding Shares or other voting or equity securities of Checkmate, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares, (D) acquisition or exclusive license of all or substantially all of the rights to Vidutolimod or (E) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Acquired Corporations that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or other voting or equity securities of Checkmate, in each case other than the transactions contemplated by the Merger Agreement;

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“Intervening Event” means any event, fact, circumstance, development or occurrence that is material to Checkmate and Checkmate’s subsidiary (taken as a whole) that was not known or reasonably foreseeable to the Checkmate Board of Directors (or, if known, the material consequences of which were not known or reasonably foreseeable by the Checkmate Board of Directors) as of or prior to the date of the Merger Agreement and does not relate to any Acquisition Proposal;
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“Superior Offer” mean a bona fide written Acquisition Proposal that the Checkmate Board of Directors determines in good faith after consultation with Checkmate’s financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory, timing, and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Checkmate Board of Directors deems relevant, is more favorable to Checkmate’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to written proposals, if any, made by Regeneron pursuant to the terms of the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “75%.”

Nothing in the Merger Agreement will prohibit Checkmate or the Checkmate Board of Directors from taking and disclosing to the stockholders of Checkmate a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.
Changes of Board Recommendation or other Adverse Actions.   Except as described below, during the pre-closing period, neither the Checkmate Board of Directors nor any committee thereof may:
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withdraw or withhold (or modify or qualify in a manner adverse to Regeneron or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Regeneron or Purchaser), the Checkmate Board Recommendation;

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fail to include the Checkmate Board Recommendation in the Schedule 14D-9 or the Merger Proxy Statement;

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adopt, approve, recommend or declare advisable, or resolve, agree or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (we refer to any action described in this and the immediately prior two bullet points as a “Checkmate Adverse Recommendation Change”); or

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adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Checkmate to execute or enter into any contract with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, or that requires, or is reasonably expected to cause, Checkmate to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement).

If any Acquired Corporation has received a bona fide written Acquisition Proposal that was made or renewed on or after the date of the Merger Agreement from any person that has not been withdrawn and after consultation with Checkmate’s financial advisors and outside legal counsel, the Checkmate Board of Directors has determined, in good faith, that such Acquisition Proposal is a Superior Offer:
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the Checkmate Board of Directors may make a Checkmate Adverse Recommendation Change; or

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Checkmate may terminate the Merger Agreement pursuant to its terms to enter into a Specified Agreement (as defined below) with respect to such Superior Offer (provided such Acquisition Proposal did not arise due to a material breach of Checkmate’s obligations under the Merger Agreement);

provided that each of the foregoing actions may only be taken if:
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The Checkmate Board of Directors determines in good faith, after consultation with Checkmate’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Checkmate Board of Directors to Checkmate’s stockholders under applicable legal requirements;

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Checkmate has given Regeneron prior written notice of its intention to consider making a Checkmate Adverse Recommendation Change or terminate the Merger Agreement at least four (4) business days prior to making any such Checkmate Adverse Recommendation Change or termination (which we refer to as a “Determination Notice”) and, to the extent desired by Regeneron, during such four (4) business day period will have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Regeneron so that such Acquisition Proposal would cease to constitute a Superior Offer; and
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(1) Checkmate has provided Regeneron information with respect to such Acquisition Proposal in accordance with the terms of the Merger Agreement, (2) Checkmate has given Regeneron four (4) business days to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to any written proposals and any revised terms made by Regeneron in writing during such period, if any, after consultation with Checkmate’s financial advisors and outside legal counsel, the Checkmate Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and, after consultation with Checkmate’s outside legal counsel, that the failure to make the Checkmate Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Checkmate Board of Directors to Checkmate’s stockholders under applicable legal requirements.

The provisions of the foregoing bulleted points will also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment or modification to the Acquisition Proposal, except that for purposes of the foregoing the references to a four (4)-business day notice period shall be deemed to be two (2)-business day notice period.
Other than in connection with an Acquisition Proposal, the Checkmate Board of Directors may make a Checkmate Adverse Recommendation Change in response to an Intervening Event if:
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the Checkmate Board of Directors determines in good faith, after consultation with Checkmate’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Checkmate Board of Directors to Checkmate’s stockholders under applicable legal requirements;

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Checkmate has notified Regeneron at least four (4) business days prior to making any such Checkmate Adverse Recommendation Change and, to the extent desired by Regeneron, during such four (4)-business day period, will have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Regeneron so that a Checkmate Adverse Recommendation Change would no longer be necessary; and

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(1) Checkmate has specified in reasonable detail the facts and circumstances underlying the Intervening Event, (2) Checkmate has given Regeneron a four (4)-business day period to propose revisions to the terms of the Merger Agreement or make another proposal so that a Checkmate Adverse Recommendation Change would no longer be necessary, and (3) after giving effect to the written proposals made by Regeneron during such period, if any, after consultation with outside legal counsel, the Checkmate Board of Directors has determined, in good faith, that the failure to make the Checkmate Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the fiduciary duties of the Checkmate Board of Directors to Checkmate’s stockholders under applicable legal requirements.

The provisions of the foregoing bulleted points will also apply to any material change to the facts and circumstances relating to such Intervening Event, except that in such case the references to four (4)-business day notice period shall be deemed to be two (2)-business day notice period.
Termination.   The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time (if applicable, whether before or after the Checkmate Stockholder Approval shall have been obtained (unless otherwise provided below)) as follows:
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by mutual written agreement of Regeneron and Checkmate (or if an Offer Termination has occurred, prior to the Closing);

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by either Checkmate or Regeneron, at any time prior to the Offer Acceptance Time or if an Offer Termination has occurred, prior to the Closing), if the Closing has not occurred in accordance with the terms of the Merger Agreement by the End Date; provided, however, that (i) the End Date may be extended as described in Section 11 — “The Merger Agreement — The Offer.” and (ii) this termination right will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the Closing having occurred on or before the End Date;
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if an Offer Termination shall have occurred, by either Regeneron or Checkmate if the Checkmate Stockholder Approval shall not have been obtained at the Checkmate Stockholder Meeting duly convened and held or any adjournment or postponement thereof permitted by the Merger Agreement;

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if an Offer Termination has not occurred, by either Regeneron or Checkmate if the Offer (as it may have been extended to the Merger Agreement) expires or is terminated or withdrawn without all of the Offer Conditions having been satisfied, subject to certain exceptions; provided that this right to terminate will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal;

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by either Checkmate or Regeneron if a governmental body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that this termination right will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the issuance of such final and nonappealable order, decree, ruling or other action or to any party that has failed to use its reasonable best efforts as required under the Merger Agreement to remove such order, decree, ruling or other action;

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by Regeneron, if prior to the Offer Acceptance Time or the adoption of the Merger Agreement by holders of at least a majority of the outstanding Shares entitled to vote thereon (whichever is first to occur):

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the Checkmate Board of Directors has failed to include the Checkmate Board Recommendation in the Schedule 14D-9 or the Merger Proxy Statement when mailed, or has effected a Checkmate Adverse Recommendation Change;

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the Checkmate Board of Directors fails to publicly reaffirm the Checkmate Board Recommendation (i) within five (5) business days after Regeneron so requests in writing if any Acquisition Proposal (other than a tender offer or exchange offer) has been publicly announced and not publicly and irrevocably withdrawn or has not been publicly announced but has been received by Checkmate and not irrevocably withdrawn (provided that, Regeneron may make such request pursuant to this clause (i) no more than once with respect to any Acquisition Proposal (but provided, further that each time a Determination Notice is delivered Regeneron shall be entitled to make a new such request)) or (ii) within ten (10) business days after Regeneron so requests (or, if earlier, within five business days prior to the Checkmate Stockholder Meeting), if no Acquisition Proposal has been publicly announced or has been received by Checkmate (provided that, Regeneron may only make such request pursuant to this clause (ii) once every 30 days);

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in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Checkmate Board of Directors (i) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer or (ii) fails to recommend rejection of such tender offer or exchange offer and reaffirm the Checkmate Board Recommendation in a solicitation/recommendation statement on Schedule 14D-9 within ten (10) business days of the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the later of (A) five business days prior to the Checkmate Stockholder Meeting and (B) two business days after Regeneron’s request in writing);

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Checkmate breaches or fails to perform or comply with any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to (A) the failure of certain Offer Conditions (if an Offer Termination has not occurred) or (B) the failure of certain Conditions to the Merger (if an Offer Termination has

occurred), as applicable, and (ii) cannot be or has not been cured by the End Date, or if capable of being cured in such time period, within thirty (30) days after receipt by Checkmate of written notice of such breach or failure to perform or comply; provided that Regeneron and Purchaser are not then in breach of its or their obligations under the Merger Agreement;
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by Checkmate, if prior to the Offer Acceptance Time or the receipt of the Checkmate Stockholder Approval (whichever is first to occur):

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to accept a Superior Offer, and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Checkmate Board of Directors has determined, in good faith, constitutes a Superior Offer (which we refer to as a “Specified Agreement”); provided that the Acquired Corporations have complied in all material respects with their obligations under the Merger Agreement in relation to the Superior Offer and Checkmate has paid, or caused to be paid, to Regeneron the Termination Fee (as defined below);

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Regeneron or Purchaser breach or fail to perform or comply with any of their representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to (A) the failure of certain Offer Conditions (if an Offer Termination has not occurred) or (B) the failure of certain Conditions to the Merger (if an Offer Termination has occurred), as applicable, and (ii) cannot be or has not been cured by the End Date or, if curable, is not cured by Regeneron or Purchaser such time period, within thirty (30) days after receipt by Regeneron of written notice of such breach or failure to perform or comply; provided that Checkmate is not then in material breach of its obligations under the Merger Agreement; or

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if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) business days after the date of the Merger Agreement without the prior written consent of Checkmate or, except if an Offer Termination has occurred, if Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer by the Offer Acceptance Time.

Effect of Termination.   If the Merger Agreement is validly terminated, the Merger Agreement will be of no further force or effect and there shall be no liability on the part of Regeneron, Purchaser or Checkmate or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (a) certain specified provisions of the Merger Agreement will survive, including those described in “— Checkmate Termination Fee” below, (b) the Confidentiality Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement shall not relieve any party from any liability for fraud or willful breach of the Merger Agreement prior to termination.
Checkmate Termination Fee.   Checkmate has agreed to pay Regeneron a termination fee of $8,750,000 (which we refer to as the “Termination Fee”) if:
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Checkmate terminates the Merger Agreement pursuant to a Superior Offer Termination;

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Regeneron terminates the Merger Agreement pursuant to a failure by Checkmate to include the Checkmate Board Recommendation, to reaffirm the Checkmate Board Recommendation or due to a Checkmate Adverse Recommendation Change; or

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(i) the Merger Agreement is terminated by either Regeneron or Checkmate pursuant to an End Date termination (but (1) at the time of any such termination, (a) if an Offer Termination has not occurred, the Minimum Condition is not satisfied or (b) if an Offer Termination has occurred, the Checkmate Stockholder Approval has not been obtained), and (2) with respect to any such termination by Checkmate, the right to terminate the Merger Agreement pursuant to an End Date termination is then available to Regeneron), (ii) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or any Acquisition Proposal shall have been communicated to the Board of Directors, in each case after the date of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been irrevocably withdrawn without qualification at least two business days prior to the event giving rise to the right of such termination and, (iii) within twelve (12) months of such termination, Checkmate has entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (iii) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have further agreed that the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled under the Merger Agreement.
Expenses.   Except as otherwise provided therein, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
Support Agreement
In connection with entering into the Merger Agreement, Regeneron and Purchaser entered into a Tender and Support Agreement (as it may be amended from time to time, the “Support Agreement”), dated as of April 18, 2022 with Decheng Capital China Life Sciences USD Fund III LP and Arthur Krieg (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), which together own approximately 10% of the outstanding Shares as of April 18, 2022.
Pursuant to and subject to the terms and conditions of the Support Agreement, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the Support Agreement is in effect, at any meeting of stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:
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in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by or in connection with the Merger Agreement and the Support Agreement;

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in favor of any other matters necessary or presented or proposed for the transactions to be timely consummated;

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in favor of any proposal to adjourn or postpone the Checkmate Stockholder Meeting or such other meeting of Checkmate’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement;

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against any action, agreement or transaction that would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation of Checkmate contained in the Merger Agreement, or of any Supporting Stockholder contained in the Support Agreement, or (b) result in any of the Offer Conditions or Conditions to the Merger set forth in the Merger Agreement not being satisfied on or before the End Date;

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against any change in the membership of the Checkmate Board of Directors (unless such proposed change in the Board was proposed by the Board and is not in connection with or in support of any actual or potential Acquisition Proposal); and

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against any Acquisition Proposal and against any other action, agreement or transaction involving Checkmate that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement and the Support Agreement.

Each Supporting Stockholder also granted Regeneron an irrevocable proxy with respect to the foregoing, subject to the terms and conditions of the Support Agreement.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions with respect to Sections 5.3 and 6.1 of the Merger Agreement.
The Support Agreement will terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Regeneron and such Supporting Stockholder and (d) any amendment to the Merger Agreement or the Offer is effected without the Supporting Stockholders’ written consent that deceases the amount, or changes the form of consideration payable to all stockholders of Checkmate pursuant to the terms of the Merger Agreement.
The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO of which this Offer to Purchase forms a part.
Confidentiality Agreement
On March 22, 2022, Regeneron and Checkmate entered into a confidentiality agreement (the “Confidentiality Agreement”) in connection with Regeneron’s consideration of a possible strategic transaction with Checkmate. The Confidentiality Agreement included customary non-disclosure provisions that requires Regeneron to keep confidential certain information relating to Checkmate, and required each party to keep confidential the existence and content of any discussions in connection with a possible strategic transaction, for a period of twelve (12) months from the date of the Confidentiality Agreement. The Confidentiality Agreement also included a customary standstill provision that prohibited Regeneron, for a period of nine (9) months from the date of the Confidentiality Agreement, from offering to acquire or acquiring Checkmate, and from taking certain other actions, including soliciting proxies, without the prior written consent of Checkmate. The Confidentiality Agreement provided for the termination of the standstill provision on customary terms, and also allowed Regeneron to make confidential acquisition proposals to the Checkmate Board at any time. The Confidentiality Agreement contained a non-solicitation provision prohibiting Regeneron and any of its controlled affiliates who are provided with confidential information, for a period of twelve (12) months from the date of the Confidentiality Agreement, from soliciting for employment or hiring any executive officer of Checkmate, subject to certain exceptions.
The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) of the Schedule TO of which this Offer to Purchase forms a part.
Exclusivity Agreement
Prior to signing the Merger Agreement, Checkmate and Regeneron entered into a letter agreement, dated March 22, 2022 (the “Exclusivity Agreement”), which provided for exclusive negotiations between Checkmate and Regeneron until 11:59 p.m., Eastern time, on the earliest of: (i) April 12, 2022 (provided if as of such date Checkmate and Regeneron were continuing to negotiate in good faith toward the execution of a definitive agreement with respect to the Transactions, such exclusivity period would be automatically extended for two successive seven-day periods, unless prior to the then-scheduled end of such period, either Checkmate or Regeneron provided written notice to the other that it wished to terminate the negotiations); (ii) the time at which Regeneron informed Checkmate in writing that it would not proceed with the Transactions unless Checkmate agreed to reduce the merger consideration below $10.50 per Share; and (iii) the execution of a definitive merger agreement between Checkmate and Regeneron with respect to the Transactions. The Exclusivity Agreement terminated upon execution of the Merger Agreement.
The foregoing description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreement, which is filed as Exhibit (d)(4) of the Schedule TO of which this Offer to Purchase forms a part.
12.
Purpose of the Offer; Plans for Checkmate.

Purpose of the Offer.   The purpose of the Offer is for Regeneron, through Purchaser, to acquire control of, and the entire equity interest in, Checkmate. The Offer, as the first step in the acquisition of

Checkmate, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.
If you sell your Shares in the Offer, you will cease to have any equity interest in Checkmate or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Checkmate. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Checkmate.
Merger Without a Stockholder Vote.   If an Offer Termination does not occur and the Offer is consummated, we will not seek a vote of the remaining public stockholders of Checkmate before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Checkmate in accordance with Section 251(h) of the DGCL.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate shall prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders related to the Checkmate Stockholder Meeting; provided that if the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Plans for Checkmate.   If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Checkmate and the Checkmate Board of Directors shortly thereafter. Regeneron and Purchaser are conducting a detailed review of Checkmate and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Regeneron and Purchaser will continue to evaluate the business and operations of Checkmate during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Regeneron intends to review such information as part of a comprehensive review of Checkmate’s business, operations, capitalization and management with a view to optimizing development of Checkmate’s potential in conjunction with Checkmate’s and Regeneron’s existing businesses. We expect that all aspects of Checkmate’s business will be fully integrated into Regeneron. However, plans may change based on further analysis, including changes in Checkmate’s business, corporate structure, charter, bylaws, capitalization, Board of Directors and management.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for Checkmate,” and Section 13 — “Certain Effects of the Offer,” Regeneron and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Checkmate (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Checkmate, (iii) any material change in Checkmate’s capitalization or dividend policy, (iv) any other material change in Checkmate’s corporate structure or business, (v) changes to the management of

Checkmate or the Checkmate Board of Directors, (vi) a class of securities of Checkmate being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Checkmate being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
To the best knowledge of Regeneron and Purchaser, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Checkmate, on the one hand, and Regeneron, Purchaser or Checkmate, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Checkmate entering into any such agreement, arrangement or understanding.
It is possible that certain members of Checkmate’s current management team will enter into new employment arrangements with Regeneron or the Surviving Corporation after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the completion of the Merger, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.
The Board of Directors and officers of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors and officers, respectively, of Purchaser immediately prior to the Effective Time.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety so as to read in the form set forth on Annex II to the Merger Agreement, and the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.
13.
Certain Effects of the Offer.

Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation.   The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause Checkmate to delist the Shares from Nasdaq.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Checkmate to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Checkmate to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Checkmate, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Checkmate and persons holding “restricted securities” of Checkmate to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Checkmate to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
14.
Dividends and Distributions.

The Merger Agreement provides that during the pre-closing period, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares).
15.
Conditions to the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the clauses below. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of the Merger Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clauses (E) and (G) below are not satisfied by the Expiration Date; or (B) any of the additional conditions set forth below are not satisfied or waived in writing by Regeneron:
(A)
there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer;

(B)
(i)   the representations and warranties made by Checkmate in clauses (a) through (d) of Section 3.3 (Capitalization) of the Merger Agreement are true and correct in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)   the representations and warranties made by Checkmate in Sections 3.1 (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.20 (Authority; Binding Nature of Agreement), 3.21 (Takeover Laws), and 3.23 (Opinion of Financial Advisors) of the Merger Agreement are true and correct in all material respects (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(iii)   the representations and warranties of Checkmate set forth in 3.24 (Brokers and Other Advisors) of the Agreement shall be true and correct in all respects as of the date of the Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date;
(iv)   the representations and warranties made by Checkmate in Section 3.5(a)(ii) (No Material Adverse Effect) of the Merger Agreement are true and correct in all respects as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date with respect to the earlier period set forth in Section 3.5(a)(ii);
(v)   the representations and warranties made by Checkmate in the Merger Agreement (other than those referred to in clauses (i), (ii), (iii) and (iv) above) are true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(C)
Checkmate has complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the scheduled Expiration Date;

(D)
since the date of the Merger Agreement, there has not been any Effect which, individually or in the aggregate, (i) has had a Material Adverse Effect that is continuing as of the scheduled Expiration Date or (ii) would reasonably be expected to have a Material Adverse Effect;

(E)
any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(F)
Regeneron and Purchaser have received a certificate executed on behalf of Checkmate by Checkmate’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (B), (C) and (D) above have been satisfied;

(G)
any governmental body of competent jurisdiction has not issued any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, which remains in effect, nor has any legal requirement been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(H)
the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Regeneron and Purchaser, and (except for the Offer Conditions set forth in clauses (A) and (H) above or as otherwise set forth in the Merger Agreement) may be waived by Regeneron and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Regeneron and Purchaser. The failure by Regeneron or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reference in this Section 15 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived.
16.
Certain Legal Matters; Regulatory Approvals.

General.   Except as described in this Section 16, based on our examination of publicly available information filed by Checkmate with the SEC and other information concerning Checkmate, we are not aware of any governmental license or regulatory permit that appears to be material to Checkmate’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Regeneron as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Checkmate’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”
Compliance with the HSR Act.   Under the HSR Act, and the related rules and regulations promulgated thereunder, certain transactions, including the Offer and Merger, may not be consummated until notifications have been given and information has been furnished to the FTC and the DOJ and all statutory waiting period requirements have been satisfied. On April 25, 2022, each of Regeneron and Checkmate filed

Notification and Report Forms under the HSR Act with the FTC and the DOJ in connection with the purchase of Shares in the Offer and, in the alternative, the Merger. The initial waiting period under the HSR Act will expire on May 10, 2022. This period may be lengthened if Regeneron voluntarily withdraws and refiles to allow for a second fifteen (15)-day waiting period, or if the reviewing agency issues a request for additional information and documentary material, in which case the waiting period will expire ten (10) days after the date Regeneron has certified its substantial compliance with such request, or, if the Meeting Election has been made, thirty (30) days after the date Regeneron and Checkmate have each certified substantial compliance with such a request.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Offer or Merger, to rescind the Offer or Merger or to conditionally permit completion of the Offer or Merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Offer or Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Regeneron or Checkmate believes that the Offer or Merger violates the antitrust laws, there can be no assurance that a challenge to the Offer or Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
See Section 15 — “Conditions to the Offer.”
State Takeover Laws.   Checkmate is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Checkmate Board of Directors has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement and has approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.
Checkmate, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Checkmate (for purposes of the Exchange Act); (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of Checkmate to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Checkmate to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If an Offer Termination has not occurred, and if the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Checkmate will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Checkmate. If an Offer Termination has not occurred, following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Regeneron, Purchaser and Checkmate will take all necessary and appropriate action to effect the Merger as soon as practicable after the Offer Acceptance Time, without a meeting of stockholders of Checkmate in accordance with Section 251(h) of the DGCL.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Checkmate shall prepare, file and mail the Merger Proxy Statement to the Checkmate stockholders related to the Checkmate Stockholder Meeting, provided that the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Checkmate has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Checkmate nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
17.
Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
by the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Checkmate a written demand for appraisal of Shares held, which demand must reasonably inform Checkmate of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.
18.
Fees and Expenses.

Regeneron has retained Innisfree M&A Incorporated to be the Information Agent and Broadridge Corporate Issuer Solutions, Inc. to be the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depository will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Regeneron nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Regeneron or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, Depository or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Checkmate has advised Purchaser that it will file with the SEC on the date on which Regeneron and Purchaser file the Offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Checkmate Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, may, when filed, be obtained from the SEC in the manner set forth under Section 7 — “Certain Information Concerning Checkmate” above.
Scandinavian Acquisition Sub, Inc.
May 2, 2022

SCHEDULE I — INFORMATION RELATING TO REGENERON AND PURCHASER
Regeneron
The following table sets forth information about Regeneron’s directors and executive officers as of May 2, 2022. The current business address of each person is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, and the business telephone number is (914) 847-7000. Except as provided below, all directors and executive officers listed below are citizens of the United States.
Name	Age	Position
Leonard S. Schleifer, M.D., Ph.D.	69	President, Chief Executive Officer, and Director
George D. Yancopoulos, M.D., Ph.D.	62	President, Chief Scientific Officer, and Director
P. Roy Vagelos, M.D.	92	Chair of the Board and Director
Bonnie L. Bassler, Ph.D.	60	Director
Michael S. Brown, M.D.	81	Director
N. Anthony Coles, M.D.	61	Director
Joseph L. Goldstein, M.D.	82	Director
Christine A. Poon	69	Director
Arthur F. Ryan	79	Director
George L. Sing	72	Director
Marc Tessier-Lavigne, Ph.D.	62	Director
Huda Y. Zoghbi, M.D.	67	Director
Christopher Fenimore	51	Senior Vice President, Controller
Robert E. Landry	58	Executive Vice President, Finance and Chief Financial Officer
Joseph J. LaRosa	63	Executive Vice President, General Counsel and Secretary
Marion McCourt	62	Executive Vice President, Commercial
Andrew J. Murphy, Ph.D.	64	Executive Vice President, Research
Neil Stahl, Ph.D.	65	Executive Vice President, Research and Development
Daniel P. Van Plew	49	Executive Vice President and General Manager, Industrial Operations and Product Supply
Executive Officers of Regeneron
Leonard S. Schleifer, M.D., Ph.D.
Leonard S. Schleifer, M.D., Ph.D., 69, founded the Company in 1988, has been a director and its President and Chief Executive Officer since its inception, and served as Chair of the Board from 1990 through 1994. Dr. Schleifer, together with Regeneron’s founding scientist, Dr. Yancopoulos, built and has managed the Company over the past 34 years. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.
George D. Yancopoulos, M.D., Ph.D.
George D. Yancopoulos, M.D., Ph.D., 62, joined Dr. Schleifer in 1989 as founding scientist of the Company, and together they built and have managed the Company since then. Dr. Yancopoulos is currently President and Chief Scientific Officer, and has served on the board since 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and/or developer of the nine FDA-approved drugs the Company has developed, EYLEA® (aflibercept) Injection, Praluent® (alirocumab),

Dupixent® (dupilumab), Kevzara® (sarilumab), Libtayo® (cemiplimab), Evkeeza® (evinacumab-dgnb), Inmazeb® (atoltivimab, maftivimab and odesivimab-ebgn), ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion, and ARCALYST® (rilonacept) Injection for Subcutaneous Use, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.
Christopher Fenimore
Christopher Fenimore, 51, has been Senior Vice President, Controller since January 2021. He previously served as Vice President, Controller from March 2017 to December 2020, as Vice President, Deputy Controller from January 2017 to March 2017, and as Vice President, Financial Planning from January 2012 to December 2016. Prior to joining the Company in 2003, he was Vice President, Finance at Mojave Therapeutics, Inc. Mr. Fenimore’s prior experience includes working as a supervising senior accountant at KPMG, as well as healthcare industry-focused venture capital and investment banking roles. Mr. Fenimore holds an M.A. in Biotechnology from Columbia University, an M.B.A. in Professional Accounting from Rutgers Business School, and a B.A. in Economics from Rutgers University. Mr. Fenimore is a Certified Public Accountant in the State of New York.
Robert E. Landry
Robert E. Landry, 58, has been Executive Vice President, Finance since January 2019 and Chief Financial Officer since October 2013. From September 2013 to December 2018, he served as Senior Vice President, Finance. Previously, Mr. Landry served as Senior Vice President, Treasurer, at Pfizer Inc. from October 2012 to August 2013 and Senior Vice President — Finance, Pfizer’s Diversified Business, from October 2009 to October 2012. Prior to those roles, Mr. Landry held a number of positions at Wyeth, which was acquired by Pfizer Inc. in October 2009, including Treasurer and Principal Corporate Officer from 2007 to 2009, Director of Pharmaceutical Marketing and Sales of Wyeth’s Australian affiliate from 2006 to 2007, and Chief Financial Officer of Wyeth’s Australian and New Zealand affiliates from 2004 to 2006. Mr. Landry holds a B.B.A. in Accounting from the University of Notre Dame.
Joseph J. LaRosa
Joseph J. LaRosa, 63, has been Executive Vice President, General Counsel and Secretary since January 2019. From September 2011 to December 2018, he served as Senior Vice President, General Counsel and Secretary. Before joining Regeneron, Mr. LaRosa was Senior Vice President, General Counsel, and Secretary at Nycomed US Inc. Mr. LaRosa’s prior experience includes working in a number of senior legal positions at Schering-Plough Corporation from 1993 to 2009, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. Mr. LaRosa received his J.D. from New York University School of Law.
Marion McCourt
Marion McCourt, 62, has been Executive Vice President, Commercial since January 2021. She previously served as Senior Vice President, Commercial from February 2018 to December 2020. From April 2017 until joining the Company, Ms. McCourt served as the Principal Operating Officer and the Chief Operating Officer and President of Axovant Sciences, Inc. Ms. McCourt previously served as chief operating officer of Medivation, Inc. from February 2016 until its acquisition by Pfizer Inc. in September 2016. Previously, Ms. McCourt worked at Amgen Inc., where she most recently served as a Vice President in U.S. Commercial Operations from February 2014 to January 2016. From May 2013 to January 2014, Ms. McCourt served as Vice President and General Manager at Amgen where she was responsible for the bone health and primary care business unit. From 2012 to 2013, she was Chief Operating Officer for AstraZeneca U.S., a division of AstraZeneca plc. Her responsibilities included oversight and leadership of all U.S. commercial functions, including medical affairs, business development, finance, human resources, legal, operations, and corporate affairs. During her 12-year tenure at AstraZeneca, Ms. McCourt was President and Chief Executive Officer of AstraZeneca Canada Inc. from 2011 to 2012 and also held various other roles at AstraZeneca Pharmaceuticals LP, a subsidiary of AstraZeneca plc. Ms. McCourt received her B.S. in Biology from Lafayette College.

Andrew J. Murphy, Ph.D.
Andrew J. Murphy, Ph.D., 64, has been Executive Vice President, Research since January 2019. He previously served as Senior Vice President, Research, Regeneron Laboratories from January 2013 to December 2018, as Vice President, Target Discovery from May 2005 to December 2012, as Vice President, Gene Discovery and Bioinformatics from January 2001 to May 2005, and Director of Genomics and Bioinformatics from May 1999 to December 2000. Dr. Murphy is a co-inventor of several of the Company’s key technologies, including VelociGene® and VelocImmune®, and continues to lead several technology centers and therapeutic focus areas. He received his B.S. in Molecular Biology at the University of Wisconsin, and his Ph.D. in Human Genetics from Columbia University, College of Physicians and Surgeons.
Neil Stahl, Ph.D.
Neil Stahl, Ph.D., 65, has been Executive Vice President, Research and Development since January 2015. He previously served as Senior Vice President, Research and Development Sciences from January 2007 to December 2014, as Senior Vice President, Preclinical Development and Biomolecular Sciences from December 2000 to December 2007, and as Vice President, Preclinical Development and Biomolecular Sciences from January 2000 to December 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.
Daniel P. Van Plew
Daniel P. Van Plew, 49, has been Executive Vice President and General Manager, Industrial Operations and Product Supply since January 2016. From April 2008 to December 2015, Mr. Van Plew served as Senior Vice President and General Manager, Industrial Operations and Product Supply. Prior to that date, he served as Vice President and General Manager, Industrial Operations and Product Supply since joining the Company in 2007. From 2006 until 2007, Mr. Van Plew served as Executive Vice President, R&D and Technical Operations of Crucell Holland B.V., a global biopharmaceutical company. Between 2004 and 2006, Mr. Van Plew held positions of increasing responsibility at Chiron Biopharmaceuticals, part of Chiron Corporation, a biotechnology company, most recently as Senior Director, Vacaville Operations. From 1998 until 2004, Mr. Van Plew held various managerial positions in the health and life sciences practice at Accenture, Ltd., a management consulting business. Mr. Van Plew received his M.S. in Chemistry from The Pennsylvania State University and his M.B.A. from Michigan State University.
Directors of Regeneron
Bonnie L. Bassler, Ph.D.
Dr. Bassler is currently the Chair of the Department of Molecular Biology and the Squibb Professor in Molecular Biology at Princeton University, and a Howard Hughes Medical Institute Investigator. Dr. Bassler has previously served as the President of the American Society for Microbiology, as well as on the boards for the American Association for the Advancement of Science, the National Science Foundation, and the American Academy of Microbiology. She has been elected to the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, the Royal Society of London, and the American Philosophical Society, and has received many scientific honors, including a MacArthur Foundation Fellowship, the Lounsbery Award, the Shaw Prize for Life Science and Medicine, the Gruber Prize in Genetics, and the Wolf Prize in Chemistry. Dr. Bassler received her B.Sc. from the University of California, Davis, and her Ph.D. in Biochemistry from Johns Hopkins University. She served as a Postdoctoral Fellow and Research Scientist at the Agouron Institute in La Jolla, California, before becoming a faculty member at Princeton University. Dr. Bassler currently serves on the board of directors of Cidara Therapeutics, Inc., and Royalty Pharma plc.
Michael S. Brown, M.D.
Dr. Brown holds the Distinguished Chair in Biomedical Sciences, a position he has held since 1989, and is a Regental Professor of Molecular Genetics and Internal Medicine, and the Director of the Jonsson Center for Molecular Genetics, at The University of Texas Southwestern Medical Center at Dallas, positions he has held since 1985. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988. Dr. Brown is a member of the National Academy of Sciences, the National Academy of Medicine, and the Royal Society of London.
N. Anthony Coles, M.D.
Dr. Coles serves as the President, Chief Executive Officer, and Chair of Cerevel Therapeutics Holdings, Inc., the parent entity of Cerevel Therapeutics, Inc., a biopharmaceutical company specializing in the development of new therapies for diseases of the central nervous system and Chair and CEO of TRATE Enterprises LLC, a privately-held company. Dr. Coles previously served as Chief Executive Officer, and currently serves as Chair of the board of directors, of Yumanity Therapeutics, Inc., a company focused on transforming drug discovery for neurodegenerative diseases Dr. Coles previously served as President, Chief Executive Officer and Chair of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Onyx in 2008, he was President, Chief Executive Officer, and a member of the board of directors of NPS Pharmaceuticals, Inc., a biopharmaceutical company. Before joining NPS in 2005, he served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company, and Vertex Pharmaceuticals Incorporated. In addition to having previously served as a director of Onyx and NPS, he was formerly a director of Laboratory Corporation of America Holdings, Campus Crest Communities, Inc., CRISPR Therapeutics AG and McKesson Corporation.
Joseph L. Goldstein, M.D.
Dr. Goldstein has been a Professor of Molecular Genetics and Internal Medicine and the Chair of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas since 1977. Dr. Goldstein is a member of the National Academy of Sciences, the National Academy of Medicine, and the Royal Society of London. He also serves on the Boards of Trustees of The Rockefeller University and the Howard Hughes Medical Institute. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988.
Christine A. Poon
Ms. Poon is a former Executive-in-Residence in the Department of Management and Human Resources at The Max M. Fisher College of Business at The Ohio State University, where she served as Dean and the John W. Berry, Sr. Chair in Business from 2009 to 2014. Prior to joining Fisher, Ms. Poon spent eight years at Johnson & Johnson, most recently as vice chair and worldwide chair of pharmaceuticals. At Johnson & Johnson, she served on the company’s board of directors and executive committee and was responsible for managing the pharmaceutical businesses of the company. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb Company, a global pharmaceutical company, where she held senior leadership positions including president of international medicines and president of medical devices. Ms. Poon serves on the boards of directors of Prudential Financial, Inc. and The Sherwin-Williams Company, and previously served on the board of directors of Decibel Therapeutics, Inc. and the Supervisory Board of Royal Philips Electronics.
Arthur F. Ryan
In 2008, Mr. Ryan retired as the Chair of the Board of Prudential Financial, Inc., one of the largest diversified financial institutions in the world. He served as Chief Executive Officer of Prudential until 2007. Prior to joining Prudential in 1994, Mr. Ryan served as President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan managed Chase’s worldwide retail bank between 1984 and 1990. From 2008 to 2013, Mr. Ryan served as a non-executive director of the Royal Bank of Scotland Group plc. From 2009 to 2019, Mr. Ryan served as a director of Citizens Financial Group, Inc., a retail bank holding company that became publicly traded in 2014.
Leonard S. Schleifer, M.D., Ph.D.
Dr. Schleifer founded the Company in 1988, has been a director and its President and Chief Executive Officer since its inception, and served as Chair of the Board from 1990 through 1994. Dr. Schleifer, together with Regeneron’s founding scientist, Dr. Yancopoulos, built and has managed the Company over the past 34 years. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.
George L. Sing
Mr. Sing has been the Chief Executive Officer of GanD, Inc. since 2016, and Chair of Grace Science, LLC since 2017. He has extensive venture capital and leadership experience in the biotechnology sector.
Marc Tessier-Lavigne, Ph.D.
Dr. Tessier-Lavigne has been the President of Stanford University since 2016. Before assuming his role at Stanford, he served as the President of The Rockefeller University and a Carson Family Professor and head of the Laboratory of Brain Development at The Rockefeller University from 2011. Previously, he served as Executive Vice President and Chief Scientific Officer at Genentech, Inc., which he joined in 2003. He was a professor at Stanford University from 2001 to 2003 and at the University of California, San Francisco from 1991 to 2001. Dr. Tessier-Lavigne is a member of the National Academy of Sciences, the National Academy of Medicine, and the Royal Societies of London and Canada. Dr. Tessier-Lavigne is a member of the Board of Directors of Denali Therapeutics Inc., and previously served on the board of directors of Pfizer Inc., Agios Pharmaceuticals, Inc., and Juno Therapeutics, Inc.
P. Roy Vagelos, M.D.
Prior to joining Regeneron, Dr. Vagelos was Chair of the Board and Chief Executive Officer of Merck & Co., Inc., a global pharmaceutical company. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chair in 1986. Dr. Vagelos retired from all positions with Merck in 1994. Dr. Vagelos is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Philosophical Society.
George D. Yancopoulos, M.D., Ph.D.
Dr. Yancopoulos joined Dr. Schleifer in 1989 as founding scientist of the Company, and together they built and have managed the Company since then. Dr. Yancopoulos is currently President and Chief Scientific Officer, and has served on the board since 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and/or developer of the nine FDA-approved drugs the Company has developed, EYLEA®, Praluent®, Dupixent®, Kevzara®, Libtayo®, Evkeeza®, Inmazeb®, ZALTRAP®, and ARCALYST®, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.
Huda Y. Zoghbi, M.D.
Dr. Zoghbi is currently a professor in the departments of Pediatrics, Molecular and Human Genetics, and Neurology and Neuroscience at Baylor College of Medicine, the director of the Jan and Dan Duncan Neurological Research Institute at Texas Children’s Hospital, and a Howard Hughes Medical Institute Investigator. She has been elected to the National Academy of Sciences, the Institute of Medicine, and the American Association for the Advancement of Science, and has been awarded numerous recognitions for her work, including the Pearl Meister Greengard Prize, the March of Dimes Prize in Developmental Biology, and the Vanderbilt Prize in Biomedical Science. Dr. Zoghbi earned her B.Sc. from the American University of Beirut, received her M.D. from Meharry Medical College in Nashville, Tennessee, and completed her pediatrics residency and a joint residency in neurology and pediatric neurology at Baylor College of Medicine, where she then pursued postdoctoral research training in molecular genetics.
Purchaser
The following table sets forth information about Purchaser’s directors and executive officers as of May 2, 2022. The current business address of each person is c/o Regeneron Pharmaceuticals, Inc., 777 Old

Saw Mill River Road, Tarrytown, New York 10591, and the business telephone number is (914) 847-7000. All directors and executive officers listed below are citizens of the United States.
Name	Age	Position
Nouhad Husseini	44	Director, Managing Director
Joseph J. LaRosa	63	Secretary
Directors and Executive Officers of Purchaser
Nouhad Husseini
Nouhad Husseini, 44, is a Director and the Managing Director of Purchaser. He joined Regeneron in 2011 and currently holds the role of Senior Vice President, Business Development & Corporate Strategy of Regeneron with responsibility for overseeing Regeneron’s efforts to execute new strategic collaborations and licensing agreements and other strategic initiatives. He has nearly 20 years of experience in the biopharmaceutical industry, where he has held a variety of strategic, business development and finance roles, including in Genentech’s Business Development and Corporate Finance departments and in investment banking and equity research at Morgan Stanley and Robertson Stephens. Mr. Husseini received his undergraduate degree in Molecular Biology from Princeton University and MBA from the Wharton School at University of Pennsylvania.
Joseph J. LaRosa
Joseph J. LaRosa, 63, is the Secretary of Purchaser. He has been Executive Vice President, General Counsel and Secretary of Regeneron since January 2019. From September 2011 to December 2018, he served as Senior Vice President, General Counsel and Secretary. Before joining Regeneron, Mr. LaRosa was Senior Vice President, General Counsel, and Secretary at Nycomed US Inc. Mr. LaRosa’s prior experience includes working in a number of senior legal positions at Schering-Plough Corporation from 1993 to 2009, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. Mr. LaRosa received his J.D. from New York University School of Law.

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